UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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PerkinElmer, Inc.

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March 13, 2019

Dear Shareholder:

We cordially invite you to attend the 2019 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 23, 2019, at 8:00 a.m. at our corporate offices at 940 Winter Street, Waltham, Massachusetts.

The attached notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

ROBERT F. FRIEL
Chairman and Chief Executive Officer

Notice of Annual Meeting

and

Proxy Statement 2019

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 23, 2019, at 8:00 a.m., to consider and act upon the following:

1.	A proposal to elect eight nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation;

4.	A proposal to approve the PerkinElmer, Inc. 2019 Incentive Plan; and

5.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 25, 2019 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

ROBERT F. FRIEL
Chairman and Chief Executive Officer

March 13, 2019

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important, and your cooperation will be appreciated. If the envelope is lost, please return the card to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

OVERVIEW

To assist you in reviewing the proxy statement for the PerkinElmer, Inc. 2019 annual meeting of shareholders, we call your attention to the following information about the annual meeting, our corporate governance framework and key facts regarding our executive compensation structure and practices. For more complete information, please review the PerkinElmer, Inc. proxy statement in its entirety, as well as our annual report to shareholders for the fiscal year ended December 30, 2018.

Annual Meeting of Shareholders

• Date and Time:	April 23, 2019 at 8:00 a.m. (Eastern Time)

• Place:	PerkinElmer, Inc. corporate offices at 940 Winter Street, Waltham, MA 02451

• Record Date:	February 25, 2019

• Voting:

If you are a “record holder” of shares as of the record date, you may vote your shares. You may vote either in person at the annual meeting, or by the Internet, telephone or mail. If you are the beneficial owner of shares held in “street name” as of the record date, you will need to instruct the record holder of your shares how you would like the shares to be voted. See the section of the proxy statement titled “General Information” for more detail regarding how you may vote your shares.

• Admission:

You are entitled to attend the annual meeting if you were a shareholder as of the record date. If your shares are held in street name, you must bring an account statement or letter from the record holder of your shares showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the annual meeting.

Meeting Agenda and Voting Recommendations

Agenda Items	Board Recommendation	Page
(1) Election of eight directors for terms of one year each.	FOR EACH DIRECTOR NOMINEE	5
(2) Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018.	FOR	76
(3) To approve, by non-binding advisory vote, our executive compensation.	FOR	77
(4) To approve the PerkinElmer, Inc. 2019 Incentive Plan.	FOR	78

PerkinElmer • 2019 Proxy Statement    i

Director Nominees

The following table provides summary information about the eight directors nominated for election as directors for terms of one year each:

Name	Age	Director Since	Principal Occupation	Current Committee Memberships	Independent?
Peter Barrett	66	2012	Partner, Atlas Venture	Compensation & Benefits (Chair); Nominating & Corporate Governance	Yes
Samuel R. Chapin	61	2016	Retired Executive Vice Chairman, Bank of America Merrill Lynch	Audit (Chair); Finance	Yes
Robert F. Friel	63	2006	Chairman and CEO of PerkinElmer	Finance	No
Sylvie Grégoire, PharmD	57	2015	Co-founder and Executive Chair, EIP Pharma, Inc.	Compensation & Benefits; Nominating & Corporate Governance	Yes
Alexis P. Michas	61	2001	Managing Partner of Juniper Investment Company, LLC	Lead Director; Nominating & Corporate Governance (Chair); Finance	Yes
Patrick J. Sullivan	67	2008	Retired Chief Executive Officer and Chairman of Insulet Corporation	Compensation & Benefits; Nominating and Corporate Governance	Yes
Frank Witney, PhD	65	2016	Former Chief Executive Officer, Affymetrix, Inc.	Audit; Compensation & Benefits	Yes
Pascale Witz	52	2017	Founder and CEO of PWH Advisors	Audit	Yes

Corporate Governance Highlights

The following table summarizes our board structure and key elements of our corporate governance framework:

Size of Board	Nine*
Number of Independent Directors	Eight*
Chairman & CEO	Combined
Lead Independent Director	Yes
Board Self-Evaluation	Annual
Review of Independence of Board	Annual
Independent Directors Meet Without Management Present	Yes
Structure of Board	Non-Classified
Voting Standard for Election of Directors in Uncontested Elections	Majority of Shares Cast
Diversity (as to background, experience and skills)	Yes
Corporate Governance Guidelines	Yes

*

Our board has approved a reduction in the size of our board to eight members, effective as of the 2019 annual meeting of shareholders. If all director nominees listed above are elected, seven of the eight directors will be independent directors.

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Fiscal 2018 Compensation Highlights

2018 Compensation Structure.    The structure of our executive compensation program supports our business strategy by driving top-line results while remaining focused on profitability and increased operating productivity, and by creating sustainable market positions for our products, technology and services. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. Not including the cost of benefits, in 2018 our Chief Executive Officer had 86% of his target compensation at risk, and on average our other named executive officers had 76% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements).

2018 Target Total Compensation

Chief Executive Officer Global ICP 14% Base 14% LTIP 72% Other Named Executive Officers (Average) Global ICP 18% Base 24% LTIP 58% LTIP (long-term incentive plan) Global ICP (short-term incentive plan) Base Salary

We believe the combination of strong top- and bottom-line financial performance and a solid balance sheet creates growth in shareholder value that is sustainable over the long term.

Compensation Best Practices.    We employ the following policies and practices that are designed to ensure our executive compensation programs are well-governed, reflect market-based best practices and do not promote inappropriate risk taking:

Independent Compensation and Benefits Committee	Yes
Independent Compensation Advisor	Yes
Stock Ownership Guidelines	Yes
Elimination of Section 280G Excise Tax Gross-Ups (new agreements after July 2010)	Yes
Elimination of Single-Trigger Equity Vesting (new agreements after February 2010)	Yes
No Stock Option Repricing without Shareholder Approval	Yes
Recoupment Provision in Short-Term Incentive Plan	Yes
Anti-Hedging and Anti-Pledging Rules	Yes
Compensation Risk Assessment	Annual
Shareholder Vote to Approve Executive Compensation on an Advisory Basis	Annual

Overall, we have a strong pay-for-performance culture and have implemented compensation programs and practices creating alignment with the interests of our shareholders. Further information regarding our executive compensation programs is found in the proxy statement under “Compensation Discussion and Analysis” beginning on page 24.

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PROXY STATEMENT

General Information

PerkinElmer, Inc., also referred to as we, us, the Company or PerkinElmer, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 23, 2019 at 8:00 a.m., at our corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, and at any adjournment of that meeting. The date of this proxy statement is March 13, 2019, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on February 25, 2019 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 110,802,896 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposal No. 1 to elect eight nominees for director for terms of one year each, FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year, FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation, and FOR Proposal No. 4 to approve the PerkinElmer, Inc. 2019 Incentive Plan.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following:

•	signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the meeting, or by delivering that signed proxy card in person at the meeting;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Note that if voting by Internet or telephone, you may change your vote and revoke your proxy up until 11:59 p.m. Eastern Time the day before the meeting by following the “Vote by Internet” or “Vote by Telephone” instructions, respectively, on the enclosed proxy card.

PerkinElmer • 2019 Proxy Statement    1

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the vote instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, as long as it holds your shares in its name. The election of directors (Proposal No. 1), the approval of our executive compensation program (Proposal No. 3), and the approval of the PerkinElmer, Inc. 2019 Incentive Plan are all “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to Proposal No. 1, No. 3 or No. 4, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (February 25, 2019) in order to be admitted to the meeting on April 23, 2019. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson $25,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

We previously mailed to shareholders, or are providing with this proxy statement, our annual report to shareholders for 2018. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on April 23, 2019:

This proxy statement and the 2018 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

Householding of Annual Meeting Materials

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of

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these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect eight directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card, or submitting instructions by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for whom you made no indication.

The second proposal is to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 29, 2019. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

The fourth proposal is to approve the PerkinElmer, Inc. 2019 Incentive Plan. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instructions by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the fourth proposal.

Our management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with

PerkinElmer • 2019 Proxy Statement    3

respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. For the approval of the PerkinElmer, Inc. 2019 Incentive Plan pursuant to Proposal No. 4, the majority of the votes cast on Proposal No. 4 must be cast in favor of approval of the Plan. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the vote into account when considering any changes to our executive compensation program.

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PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three nor more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have nine directors, all of whose terms expire at this meeting. Our directors have voted to reduce the size of our board to eight members, effective as of the 2019 annual meeting of shareholders. Mr. Lopardo will not be standing for re-election to our board of directors at the 2019 annual meeting of shareholders.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2020. All of the nominees are currently directors of PerkinElmer and were elected by our shareholders at the 2018 annual meeting.

Peter Barrett	Alexis P. Michas
Samuel R. Chapin	Patrick J. Sullivan
Robert F. Friel	Frank Witney, PhD
Sylvie Grégoire, PharmD	Pascale Witz

PerkinElmer • 2019 Proxy Statement    5

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE EIGHT NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the eight nominees for terms of one year each, unless the shareholder instructs otherwise on their proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than eight nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided to us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT:    Age 66; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts. Director of PerkinElmer since 2012. Chair of the compensation and benefits committee and member of the nominating and corporate governance committee.

Mr. Barrett joined Atlas Venture, an early stage life sciences venture capital fund, in 2002 and is a partner in the life sciences group. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to that, Mr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. He currently serves as the Chairman of Zafgen, Inc. and Synlogic, Inc., as well as a board member of several privately held companies, and during the past five years has served as a director of Akela Pharma, Inc., Alnylam Pharmaceuticals, Inc. and Momenta Pharmaceuticals, Inc. Mr. Barrett is also a senior fellow at the Harvard Business School. Mr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Doctoral degree in analytical chemistry from Northeastern University.

Mr. Barrett brings to the board three decades of experience in the life sciences industry, including leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service on the boards of other companies, both publicly and privately held, enables him to assist our board in the performance of its governance obligations.

SAMUEL R. CHAPIN:    Age 61; Principal Occupation: Retired Executive Vice Chairman, Bank of America Merrill Lynch, a worldwide financial institution. Director of PerkinElmer since 2016. Chair of the audit committee and member of the finance committee.

Mr. Chapin was appointed Executive Vice Chairman of Global Corporate & Investment Banking at Bank of America Merrill Lynch in February 2010, where he was responsible for managing relationships with some of the firm’s largest clients. Mr. Chapin retired from the firm as of June 30, 2016. Mr. Chapin has worked on a broad range of financings and strategic advisory assignments totaling more than $500 billion, and has been named Investment Banker of the Year by Investment Dealers’ Digest. Mr. Chapin was named Vice Chairman of Merrill Lynch & Co., Inc. in September 2003 and was a member of the firm’s executive Operating Committee. From 2001 to 2003, he was Senior Vice President and Head of the Global Investment Banking division. Mr. Chapin first joined Merrill Lynch &

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Co., Inc. in 1984 as a member of the Mergers & Acquisitions group and was named a Managing Director in Corporate Banking in 1993, eventually leading the group within investment banking that provided coverage for industrial companies and actively managing the firm’s relationships with industrial and consumer products companies. Mr. Chapin is a member of the board of directors of publicly-traded CIRCOR International, Inc., serves on the board of trustees at Lafayette College and is a director of New York’s Roundabout Theatre Company. Mr. Chapin holds a Bachelor of Arts degree from Lafayette College and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania.

Mr. Chapin provides our board expertise in corporate finance and strategy, including experience gained as a senior executive at a global financial services firm. He also brings to our board extensive knowledge of the industrial marketplace, along with deep experience in transactional processes, mergers and acquisitions, and deal financing for a wide range of transactions.

ROBERT F. FRIEL:    Age 63; Principal Occupation: Chairman and Chief Executive Officer of PerkinElmer. Director of PerkinElmer since 2006. Member of the finance committee.

Mr. Friel currently serves as Chairman and Chief Executive Officer of PerkinElmer, having also served as our President from August 2007 through 2018. Prior to being appointed President and Chief Executive Officer in February 2008 and Chairman in April 2009, he had served as President and Chief Operating Officer since August 2007, and as Vice Chairman and President of our Life and Analytical Sciences unit since January 2006. Mr. Friel was our Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology in addition to his oversight of our finance functions, from October 2004 until January 2006. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. Prior to joining PerkinElmer, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. Mr. Friel is currently a director of NuVasive, Inc. and Xylem Inc., and previously served as a director of CareFusion Corporation until its acquisition by Becton, Dickinson and Company in March 2015. He also previously served on the national board of trustees for the March of Dimes Foundation.

Mr. Friel has been one of the primary architects of PerkinElmer’s transformation into a global technology leader focused on innovating for a healthier world. Mr. Friel’s two decades of executive experience with PerkinElmer has allowed him to develop a broad knowledge of our operations, opportunities and activities, and that operational and leadership experience has been essential in formulating appropriate business and financial strategies. His current and past service on the boards of other public companies has provided him with additional insights about service as the Chairman of our board.

SYLVIE GRÉGOIRE, PharmD:    Age 57; Principal Occupation: Co-founder and Executive Chair, EIP Pharma, Inc., a central nervous system-focused therapeutics company based in Cambridge, Massachusetts. Director of PerkinElmer since 2015. Member of the compensation and benefits and nominating and corporate governance committees.

Dr. Grégoire was a co-founder, and since 2018 has served as Executive Chair, of EIP Pharma, Inc., a privately held therapeutics company focused on central nervous system disorders. Dr. Grégoire previously served as President of the Human Genetic Therapies division of Shire plc, a public biopharmaceutical company, from 2007 to 2013, and from 2005 to 2008 she served as a director of IDM Pharma, Inc., a public biotechnology company that now operates as a subsidiary of Takeda Pharmaceuticals, including serving as its Executive Chair from August 2006 to October 2007. From 2004 to 2005, Dr. Grégoire served as President, Chief Executive Officer and Executive Member of the board of directors of GlycoFi, Inc., a private biotechnology company. Prior to that, Dr. Grégoire was employed in several key operating and regulatory affairs positions at Biogen, Inc. (now known as Biogen Idec Inc.) and Merck & Co. Dr. Grégoire currently serves on the board of Vifor Pharma Ltd. (formerly Galenica Group) and Novo Nordisk A/S, as well as one privately held company. Dr. Grégoire

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holds a Pharmacy degree from Laval University and a Doctoral degree from the State University of New York at Buffalo.

Dr. Grégoire provides the board with a depth of experience in the management of commercial operations, manufacturing and regulatory affairs within the biotechnology industry, both domestically and internationally. Her extensive background gained over the course of almost thirty years of leadership positions with both public and private companies, as well as her current and past service on the boards of other public companies, will provide the board with valuable guidance in overseeing the strategic direction of the Company.

ALEXIS P. MICHAS:    Age 61; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of PerkinElmer since 2001. Lead Director, Chair of the nominating and corporate governance committee and member of the finance committee.

Mr. Michas is the founder and has been Managing Partner of Juniper Investment Company, LLC since 2008. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas was the Managing Partner and a director of Stonington Partners, Inc., an investment management firm, from 1994 to 2011. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the Non-Executive Chairman of the board of BorgWarner Inc. and is also on the board of privately held Theragenics Corporation. Mr. Michas also served as a director of AirTran Airways, Inc. until its acquisition by Southwest Airlines in 2011, as the Non-Executive Chairman of the board of Lincoln Educational Services Corporation until 2015, and as a director of Allied Motion Technologies, Inc. until July 2017. Mr. Michas is the Chairman of the U.S. Board of Trustees of Athens College, a non-profit organization.

Mr. Michas brings to our board many years of private equity experience across a wide range of industries, and a successful record of managing investments in public companies. Mr. Michas also brings extensive transactional expertise, including mergers and acquisitions, IPOs, debt and equity offerings, and bank financing. This expertise is utilized through his position as a member of the finance committee of our board, allowing Mr. Michas to provide our board with valuable insight on trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including his service as a lead director, a board chairman, and a member of the compensation, governance, audit, finance and executive committees of such companies. Mr. Michas’ knowledge of the Company and his thorough understanding of the role of boards of directors qualify him to serve on our board and as our Lead Director.

PATRICK J. SULLIVAN:    Age 67; Principal Occupation: Retired Chief Executive Officer and Chairman of Insulet Corporation, an innovative medical device company based in Acton, Massachusetts. Director of PerkinElmer since 2008. Member of the compensation and benefits committee and the nominating and corporate governance committees.

Mr. Sullivan served as the Chief Executive Officer and Chairman of the Board of Insulet Corporation, a publicly traded medical device company, from October 2016 through 2018, having previously served as President, Chief Executive Officer and Director since September 2014. Prior to that, Mr. Sullivan was the Executive Chairman and a director of Hologic from its merger with Cytyc Corporation in October 2007 until May 2008. Mr. Sullivan previously served Cytyc in a number of senior leadership positions of increasing responsibility beginning in 1991, and culminating in being named Chief Executive Officer in 1994 and Chairman in 2002. Prior to joining Cytyc, Mr. Sullivan was employed in key senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey & Company, an international management consulting firm. In addition to his past service as a director of Insulet Corporation, Mr. Sullivan currently serves on the board of several privately held companies and was a member of the board of directors of Gen-Probe Incorporated until its acquisition by Hologic, Inc. in 2012. He holds a Bachelor

8    PerkinElmer • 2019 Proxy Statement

of Science degree from the United States Naval Academy and a Master of Business Administration degree from Harvard Business School.

Mr. Sullivan provides the board with valuable insight and guidance through both his current and previous service as the chief executive officer of publicly traded companies as well as his service on the boards of other publicly traded companies, including as chairman. He possesses broad expertise in strategic planning, business development and global marketing. Mr. Sullivan’s background in diagnostics and women’s health allows him to bring to our board significant knowledge of these important issues and their potential future impact on the Company.

FRANK WITNEY, PhD:    Age 65; Principal Occupation: Former Chief Executive Officer, Affymetrix, Inc., a leading provider of microarray technology; Director of PerkinElmer since 2016. Member of the audit and compensation and benefits committees.

Dr. Witney most recently served as President and Chief Executive Officer of Affymetrix, Inc., which specialized in microarray technology and cellular analysis, from 2011 through March 2016 when it was acquired by Thermo Fisher Scientific Inc. Previously, Dr. Witney was President and Chief Executive Officer of Dionex Corp., a market leading ion and high performance liquid chromatography company from 2009 to 2011. Prior to that, Dr. Witney served as Executive Vice President and Chief Commercial Officer of Affymetrix from 2008 to 2009, following its acquisition of Panomics, Inc., a quantitative biology company, which Dr. Witney had led as President and Chief Executive Officer from 2002 to 2008. He previously held the role of President of PerkinElmer’s Drug Discovery Tools division following PerkinElmer’s acquisition of Packard BioScience in 2001, where he served as President and Chief Operating Officer. Dr. Witney also held several positions at Bio-Rad Laboratories beginning in 1983, leading that company’s efforts to enter the proteomic and bioassay technologies market. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a PhD in molecular and cell biology and a Master of Science degree in microbiology from Indiana University, as well as a Bachelor of Science degree in microbiology from the University of Illinois. Dr. Witney is a member of the board of directors of publicly traded Cerus Corporation, as well as the Chairman of the Board of Gyros Protein Technologies AB, and a member of the board of RareCyte, Inc., Nexcelom Bioscience LLC, Emulate, Inc., and GenapSys, Inc., all of which are privately held, and is an Operating Partner at Ampersand Capital Partners.

Dr. Witney brings to our board deep market knowledge and over 30 years of leadership experience across the life sciences, diagnostics and analytical instruments industries, including as a chief executive officer and board member. Through this experience, he has developed expertise in several valued areas including strategic product development, business development and operational management.

PASCALE WITZ:    Age 52; Principal Occupation: Founder and Chief Executive Officer, PWH Advisors. Director of PerkinElmer since 2017. Member of the audit committee.

Ms. Witz has served as the Chief Executive Officer of PWH Advisors, a consulting services firm for healthcare companies, since founding the firm in 2016. Previously, Ms. Witz served as the Executive Vice President, Diabetes & Cardiovascular for Sanofi, S.A. from September 2015 through May 2016, having formerly held the position of Executive Vice President, Global Divisions and Strategic Development for Sanofi from July 2013. Before joining Sanofi, Ms. Witz was employed in positions of increasing responsibility with GE Healthcare starting in 1996, most recently serving as the President and Chief Executive Officer of Medical Diagnostics from March 2009 through June 2013. Ms. Witz currently serves on the boards of Horizon Pharma Plc, Regulus Therapeutics, Inc. and Fresenius Medical Care AG & Co. KGaA, and formerly served on the boards of Savenica SA and TESARO, Inc. She is also a director of the not-for-profit French-American Foundation — France and the Global Alzheimer’s Platform Foundation. Ms. Witz received her Master of Science degree in biochemistry from the Institut National des Sciences Appliquées de Lyon, France and her Master of Business Administration degree from INSEAD, Fontainebleau, France. She was also a doctoral student in molecular biology at the Centre National de la Recherche Scientifique, Strasbourg, France.

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Ms. Witz brings to our board more than two decades of experience in the global life sciences industry, both as an executive officer and as a board member at publicly traded companies. Her in-depth knowledge of many of the markets that the Company serves allows her to assist the Board with regard to both current operational decision making as well as longer term resource utilization and strategic planning.

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INFORMATION RELATING TO OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. Our board of directors evaluates the independence of our directors on an annual basis. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Barrett, Chapin, Lopardo, Michas, or Sullivan, Ms. Witz, or Drs. Grégoire or Witney, has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section  303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material are provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material are provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2020 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

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Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board, the best interests of PerkinElmer and its shareholders, as well as our corporate governance guidelines which specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of the annual board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Friel serves as our Chairman and Chief Executive Officer. Mr. Friel has in-depth knowledge of the issues and opportunities facing the Company, allowing him to effectively develop agendas designed to focus the board’s time and attention on the most critical matters, while also leading the discussion of those matters and ultimately the execution of the resulting strategic initiatives. The combined role promotes decisive leadership and clear accountability. Our corporate governance guidelines require that if the Chief Executive Officer is also Chairman, then there should be a Lead Director elected annually by the board from the independent directors. The Chair of the nominating and corporate governance committee leads an annual process for electing a Lead Director. Mr. Michas currently serves as our Lead Director. The primary responsibilities of the Lead Director include communication with the Chief Executive Officer, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe that the current leadership structure, which combines Mr. Friel’s two decades of executive experience with the Company in a variety of key leadership roles with Mr. Michas’ demonstrated understanding of the role played by boards of directors, allows the Chairman and Chief Executive Officer to set the overall

12    PerkinElmer • 2019 Proxy Statement

direction of the Company and provide day-to-day leadership, while having the benefit of the Lead Director’s counsel and corporate governance experience.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Robert F. Friel, Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to Alexis P. Michas, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if the communications relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors’ Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the Chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that these programs include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and for reviewing overall performance, rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings. The board participates in an annual self-evaluation process.

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Our board of directors met seven times in fiscal 2018. During fiscal 2018, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. Members of our board of directors are strongly encouraged to attend our annual meeting of shareholders. If attendance in person is not possible, members of the board of directors are strongly encouraged to attend our annual meeting of shareholders via telephone or similar communication equipment. In 2018, all of our directors attended our annual meeting of shareholders either in person or by telephone.

Mr. Friel is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters and corporate governance guidelines under “Corporate Governance”, and our standards of business conduct under “Corporate Social Responsibility”, in the “About” section of our website, www.perkinelmer.com, or you may request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment, the performance of our internal audit function and our independent registered public accounting firm. The current members of our audit committee are Messrs. Chapin (Chair) and Lopardo, Dr. Witney and Ms. Witz. Our board of directors has determined that Mr. Chapin qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Chapin and Lopardo, Dr. Witney and Ms. Witz is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate, and that Mr. Chapin has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Chapin and Lopardo, Dr. Witney or Ms. Witz serves on the audit committees of more than two other public companies. The audit committee held nine meetings during fiscal 2018.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Chapin, Friel and Michas. The board of directors has determined that each of Messrs. Chapin, Lopardo and Michas is independent as defined under the rules of the NYSE. Mr. Friel is our Chairman and Chief Executive Officer. Our finance committee held one meeting during fiscal 2018.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of

14    PerkinElmer • 2019 Proxy Statement

the nominating and corporate governance committee are Messrs. Michas (Chair), Barrett and Sullivan and Dr. Grégoire. The board has determined that each of Messrs. Michas, Barrett and Sullivan and Dr. Grégoire is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met seven times during fiscal 2018.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost or increased risk to the Company.

The current members of the compensation and benefits committee are Messrs. Barrett (Chair) and Sullivan and Drs. Grégoire and Witney. Our board has determined that each of Messrs. Barrett and Sullivan and Drs. Grégoire and Witney is independent as defined under the rules of the NYSE regarding independence of compensation committee members. Our compensation and benefits committee held five meetings during fiscal year 2018.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist the committee with its responsibilities related to our executive and board compensation programs from the beginning of fiscal year 2018 until July 2018, when the committee engaged Pearl Meyer & Partners, LLC as its compensation consultant. The Compensation Discussion and Analysis in this proxy statement provides additional information regarding the compensation and benefits committee’s processes and procedures for evaluating and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended December 30, 2018, the members of the compensation and benefits committee were Messrs. Barrett (Chair) and Sullivan and Drs. Grégoire and Witney. Mr. Sullivan was the Chair of the committee until April 24, 2018, the date of our 2018 annual meeting of shareholders, at which time Mr. Barrett assumed the role of Chair.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 30, 2018;

PerkinElmer • 2019 Proxy Statement    15

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301 Communications with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•	Reviewed the qualifications and performance of Deloitte & Touche LLP and our internal audit function;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 30, 2018 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Samuel R. Chapin, Chair

Nicholas A. Lopardo

Frank Witney

Pascale Witz

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for fiscal 2018 and fiscal 2017:

	Fiscal 2018	Fiscal 2017
Audit Fees	$3,842,000	$3,628,000
Audit-Related Fees	177,000	804,000
Tax Fees	595,000	1,335,000
All Other Fees	5,000	5,000

Total Fees	$4,619,000	$5,772,000

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, and for fiscal 2018, audit procedures performed related to divestitures, consultations regarding accounting and financial

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reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $191,000 in fiscal 2018 and $198,000 in fiscal 2017) and expatriate tax return preparation and assistance (fees for which amounted to $115,000 in fiscal 2018 and $196,000 in fiscal 2017) accounted for $306,000 of the total tax fees paid for in fiscal 2018 and $394,000 of the total tax fees paid for in fiscal 2017. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $289,000 in fiscal 2018 and $942,000 in fiscal 2017.

All Other Fees

Fees paid or incurred for other services amounted to $5,000 in fiscal 2018 and $5,000 in fiscal 2017.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to the total pre-approved services, which limit may not be exceeded without obtaining further pre-approval under the policy.

Our management periodically provides the audit committee updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies on Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant, and in which one of our executive officers, directors,

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director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, has a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the Chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the Chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

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DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of the compensation consultant, and makes recommendations to our nominating and corporate governance committee for that committee’s proposal to our board. The compensation consultant provides data on director compensation programs at a number of companies identified by the compensation and benefits committee and the compensation consultant as industry peers.

Our director compensation program is designed to provide a competitive level of compensation and to enable PerkinElmer to attract and retain highly-qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation. Each of these components for 2018 is shown in the following table and explained further below.

2018 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Total ($)
Peter Barrett	$101,250	$175,009	—	$276,259
Samuel R. Chapin	$115,000	$175,009	—	$290,009
Sylvie Gregoire, PharmD	$90,000	$175,009	—	$265,009
Nicholas A. Lopardo	$90,000	$175,009	—	$265,009
Alexis P. Michas	$162,000	$175,009	—	$337,009
Patrick J. Sullivan	$93,750	$175,009	—	$268,759
Frank R. Witney, PhD	$90,000	$175,009	—	$265,009
Pascale Witz	$90,000	$175,009	—	$265,009

NOTES

(1)

Robert F. Friel, who serves on our board, was compensated as an executive officer of the Company and did not receive any additional compensation in association with his role as a director in 2018. His compensation is reported in the Summary Compensation Table, below.

(2)

Variations in cash retainer amounts paid to individual directors in 2018 reflect additional retainer amounts paid to our Lead Director and directors holding committee Chair roles. The amounts shown in this column for Messrs. Barrett and Sullivan reflect prorated additional cash retainer amounts paid for the respective portions of fiscal 2018 during which they each served as Chair of the compensation and benefits committee.

(3)

The grant date fair value of the annual restricted stock unit grant to each non-employee director in 2018 was $74,981. The grant date fair value of the annual share grant to each non-employee director in 2018 was $100,028, and these shares were not subject to restriction or vesting. These amounts represent the aggregate grant date fair value of awards of restricted stock units and shares granted to each listed director in fiscal year 2018. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 30, 2018.

(4)

Total outstanding stock options held by our non-employee directors as of December 30, 2018 were as follows: Mr. Barrett: 10,351; Dr. Grégoire: 10,000; Mr. Michas: 17,422; and Mr. Sullivan: 4,750. Each of our non-employee directors held 1,043 unvested restricted stock units as of

PerkinElmer • 2019 Proxy Statement    19

December 30, 2018. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of December 30, 2018. Each of our non-employee directors holds shares of our common stock in amounts which satisfy our director stock ownership guidelines as described under “Director Stock Ownership Guidelines”, below. PerkinElmer common stock held by each of our non-employee directors as of February 15, 2019 is reported under “Beneficial Ownership of Common Stock” below.

Board Compensation

Our board service year begins on the date of our annual meeting of shareholders. Our non-employee directors are paid the compensation described below for their service during the board service year.

Annual Cash Retainer

For 2018, each of our current non-employee directors was paid an annual cash retainer of $90,000 which was paid in four quarterly installments. Quarterly cash retainer installments are paid in May, August, November and February, which is the first month of each of the successive three-month periods following the annual meeting of shareholders.

Our Lead Director and the Chairs of our audit, compensation and benefits and nominating and corporate governance committees are each paid an additional retainer in recognition of the further responsibilities carried by these roles. For 2018, our Lead Director was paid an additional annual cash retainer of $60,000 and the Chairs of our audit, compensation and benefits, and nominating and corporate governance committees were paid additional annual cash retainers of $25,000, $15,000 and $12,000, respectively.

The cash retainer is prorated to the nearest whole month for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate of the meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal year 2018.

Equity Compensation

Our non-employee directors receive a portion of their annual compensation in the form of equity grants in two parts. A portion of the annual equity compensation is delivered in the form of an award of our common stock. The second portion is delivered in the form of a grant of restricted stock units, or RSUs, which vests 100% on the first anniversary of the date of grant. Prior to fiscal 2015, this second portion of the annual non-employee director equity compensation consisted of a stock option grant which vested in three equal annual installments beginning on the first anniversary of the date of grant. Each component of our non-employee equity compensation program is described in more detail below.

Stock Awards:    In 2018, each non-employee director was awarded 1,386 shares of our common stock with a fair market value of $100,000. The number of shares granted was determined by dividing the grant value by the fair market value of our stock on the date of grant. The granted shares are not subject to restrictions or vesting. We granted these awards on May 3, 2018, the annual grant date, which was the first day of the open trading window following our first quarter earnings release.

Restricted Stock Units:    In 2018, each non-employee director was awarded a grant of RSUs with a fair market value of $75,000. Each RSU entitles the holder to receive one share of our common stock upon vesting. The number of RSUs granted was determined by dividing the fair market value by the Black-Scholes value of an RSU on the date of grant. Each of our non-employee directors was awarded 1,043 RSUs on May 3, 2018. The annual RSU grant will fully vest on the first anniversary of the date of grant or, if earlier, upon the director’s death, disability or qualifying retirement, or the termination of the director’s service within 12 months following a change in control.

20    PerkinElmer • 2019 Proxy Statement

Stock Options:    Options to purchase shares of our common stock were granted to our non-employee directors as part of their compensation until January 2015. Stock options granted to non-employee directors since 2005 vested in three equal annual installments beginning one year from the grant date and may be exercised for seven years from the grant date. All options granted to non-employee directors have an exercise price equal to the fair market value of our stock on the date of grant. Directors who leave our board have three months after their departure to exercise their vested options, after which the options are cancelled, unless the departure is due to death or disability, in which case the options may be exercised for up to one year, or retirement from our board, in which case options may be exercised for three years after their departure. Directors qualify for retirement for purposes of our stock option awards after attaining both age 55 and ten years of service to the Company as a director.

New Director Compensation

New non-employee directors who serve for only a portion of the board service year receive a cash retainer and annual equity grants prorated to reflect the period he or she is anticipated to serve on our board during that year.

Deferred Compensation Plan

Non-employee directors have previously been provided with the opportunity to defer receipt of all or a portion of their cash retainer or stock awards into our 2008 Deferred Compensation Plan. In December 2010, the compensation and benefits committee amended this plan to eliminate new deferral elections from participants, including deferrals of director cash retainer or stock awards, for plan years beginning January 1, 2011 or later. None of the non-employee directors had an active election to defer compensation during fiscal year 2018, and due to the plan amendment, no new deferral elections will be accepted. For more information about our deferred compensation program, see “Executive Compensation — 2018 Non-Qualified Deferred Compensation — Non-Qualified Deferred Compensation Plan” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer. For fiscal 2018, this value was $450,000. Shares held in the deferred compensation plan are counted as owned for purposes of these guidelines. As of February 15, 2019, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock” below for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee periodically reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 15, 2019 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers and directors as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 15, 2019 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class
BlackRock, Inc. (5)	7,001,732	—	—	7,001,732	6.3%
Capital Research Global Investors (6)	12,234,481	—	—	12,234,481	10.9%
Janus Henderson Group plc (7)	6,375,413	—	—	6,375,413	5.7%
Select Equity Group, L.P. (8)	8,764,978	—	—	8,764,978	7.9%
T. Rowe Price Associates, Inc. (9)	19,033,936	—	—	19,033,936	17.1%
The Vanguard Group, Inc. (10)	11,952,570	—	—	11,952,570	10.7%
Peter Barrett	20,406	—	4,750	25,156	*
Samuel R. Chapin	6,198	—	—	6,198	*
James Corbett	44,367	—	117,832	162,199	*
Robert F. Friel	570,662	—	589,600	1,160,262	1.0%
Joel S. Goldberg	62,864	—	130,557	193,421	*
Sylvie Grégoire, PharmD	10,959	—	10,000	20,959	*
Nicholas A. Lopardo	3,809	36,413	—	40,222	*
Alexis P. Michas	42,248	10,056	17,422	69,726	*
James M. Mock	34,353	—	5,679	40,032	*
Prahlad R. Singh	24,953	—	44,528	69,481	*
Patrick J. Sullivan	27,709	—	4,750	32,459	*
Frank A. Wilson	25,374	207	—	25,581	*
Frank Witney, PhD	6,944	—	—	6,944	*
Pascale Witz	618	—	—	618	*
All executive officers and directors of the Company as a group, 18 in number	911,324	46,684	1,000,250	1,958,258	1.8%

NOTES

*	Less than 1%

(1)

Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan, and shares of restricted stock which may not be sold until they have fully vested.

22    PerkinElmer • 2019 Proxy Statement

(2)

This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan, and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2019 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2019 by BlackRock, Inc., reporting sole power to vote or direct the vote over 6,393,357 shares, and sole power to dispose or direct the disposition of 7,001,732 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019 by Capital Research Global Investors, a division of Capital Research and Management Company, reporting sole power to vote or direct the vote over, and sole power to dispose or direct the disposition of 12,234,481 shares. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(7)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2019 by Janus Henderson Group plc, reporting shared power to vote or direct the vote over, and shared power to dispose or direct the disposition of 6,375,413 shares. The address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom.

(8)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019 by Select Equity Group, L.P., reporting shared power to vote or direct the vote over, and shared power to dispose or direct the disposition of 8,764,978 shares. The address of Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, New York 10003.

(9)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019 by T. Rowe Price Associates, Inc., reporting sole power to vote or direct the vote over 4,385,067 shares, and sole power to dispose or direct the disposition of 19,033,936 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(10)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2019 by The Vanguard Group, Inc., reporting sole power to vote or direct the vote over 105,185 shares, shared power to vote or direct the vote over 13,327 shares, sole power to dispose or direct the disposition of 11,844,808 shares, and shared power to dispose or direct the disposition of 107,762 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

PerkinElmer • 2019 Proxy Statement    23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

PerkinElmer is a global leader in the diagnostics, life sciences and applied markets. Through our advanced technologies and differentiated solutions, we address critical issues that help to improve lives and the world around us. We operate in scientific, fast-paced, ever-evolving markets in which there is a high level of competition for market share and limited talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive environment. The structure of our executive compensation program supports our business strategy by driving top-line growth while remaining focused on profitability and increased operating productivity, and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation.

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have an annual cash incentive plan that we call our Global Incentive Compensation Plan, or Global ICP, which we also refer to as our short-term incentive program. The Global ICP operates on an annual performance period comprising the full fiscal year. Global ICP payments are made based on achievement against pre-defined financial targets, which for fiscal year 2018 included organic revenue growth, adjusted earnings per share, or adjusted EPS, and adjusted operating profit. We define organic revenue as revenue adjusted for the impact of items related to foreign exchange, acquisitions, divestitures and certain other items. We define the related term organic revenue growth to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We define adjusted EPS as earnings per share adjusted for the impact of items related to acquisitions, business repositioning, mark-to-market on post-retirement benefits and certain other items. We define adjusted operating profit as operating income adjusted for the impact of items related to acquisitions, divestitures, business repositioning, mark-to-market on post-retirement benefits and certain other items.

Second, our executive officers participate in our Long-Term Incentive Program, or LTIP. The LTIP is structured with overlapping three-year performance cycles and in 2018 included four diverse incentive vehicles: restricted stock, performance restricted stock units (PRSUs), performance cash units and stock options. The three-year performance goals in our LTIP are aligned with our strategic planning process and are designed to focus our executives on making and executing decisions that drive growth and create lasting shareholder value.

Executive Summary

To provide context for the full description of our executive compensation programs that follows, we highlight below key information and achievements that impacted our executive compensation program for 2018 and future periods.

Pay for Performance.    In 2018, we made significant progress against our strategic priorities and delivered strong financial results. Our positive performance was the result of both strategic investments and execution on operational initiatives. Our key achievements included:

•	We grew GAAP revenue by 23% and core organic revenue by 7%; our GAAP EPS was $2.13, and we increased adjusted EPS 24% to $3.61;

•	We increased our R&D investment by $47 million, enabling us to strengthen our scientific and technical capabilities in key areas including genomics, infectious disease and digital. We

24    PerkinElmer • 2019 Proxy Statement

generated over $67 million of incremental revenue from new product introductions during fiscal 2018.

•	Acquisitions during fiscal 2018, including Dani Analytica S.r.l. (“Dani”) and Shanghai Spectrum Instruments Co., Ltd. (“SSI”), expanded our technical capabilities in core markets; and

•

We announced the appointment of Dr. Prahlad Singh as President and Chief Operating Officer and our intention to reshape our organization to accelerate growth and better serve our end markets by more seamlessly leveraging capabilities across PerkinElmer.

A reconciliation of our GAAP results to the non-GAAP financial measures set forth above, including core organic revenue growth, adjusted EPS growth and adjusted R&D expense, can be found in Appendix A to this proxy statement.

Short- and long-term incentive plan payments made to our named executive officers were aligned with our financial results in 2018 as follows:

2018 Global ICP. Achievement against 2018 Global ICP corporate financial goals for fiscal 2018 was 163%, reflecting our financial performance at corporate and strategic business unit levels. Fiscal year 2018 performance relative to our Global ICP goals is described further under “Short-Term Incentive Program” below.

2016 LTIP. The three-year performance period under our 2016 LTIP concluded in fiscal year 2018, resulting in the vesting and payment of performance units granted in 2016. Adjusted revenue growth, adjusted EPS, and relative total shareholder return, or relative TSR, performance in 2016, 2017 and 2018 resulted in 187% achievement against 2016 LTIP financial goals. We define adjusted revenue growth as the three-year simple average of revenue growth calculated on a constant currency basis. Performance unit goals and payments under the 2016 LTIP are described further under “Long-Term Incentive Program” below.

We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long term. To further enhance the connection between payments under our LTIP and stock price appreciation, we have included relative TSR, which is the percentage increase in stock price for the year plus dividends received, compared to the total shareholder return performance of a group of comparator companies, as a performance metric on our LTIP grants since 2016.

Compensation Best Practices.    The committee regularly reviews our executive compensation programs to ensure they are designed to reflect market-based best practices, effectively support the achievement of our financial and strategic goals, and do not promote inappropriate risk taking. Our compensation practices include the following:

Programs and Policies:

•

Pay-for-performance:    A significant portion of our executive compensation is tied to the achievement of financial goals under our short- and long-term incentive programs. Our long-term incentive plan also links executive compensation to stock price appreciation through stock option grants and as an element of our performance cash unit program.

•

Clawback policy:    In 2013, the committee added a recoupment policy to our executive officer Global ICP applicable to plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. Our officers participating in our LTIP also sign a Prohibited Activity Agreement allowing the clawback of certain stock option gains if the officer violates non-solicitation and non-competition provisions contained in the agreement.

•	Anti-hedging and anti-pledging rules: Our Securities Trading Policy prohibits our employees from engaging in “short” sales of our stock (unless the sale is part of a permitted

PerkinElmer • 2019 Proxy Statement    25

“cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer common stock by our officers.

•

Stock ownership guidelines:    Each of our executives and directors is expected to own shares of our common stock representing a significant aggregate fair market value to further align their interests with those of shareholders and to encourage a long-term view of performance.

•

Elimination of Section 280G excise tax and gross-up payments:    The committee eliminated Internal Revenue Code Section 280G excise tax and associated gross-up payments in employment agreements entered into with individuals hired or promoted to officer positions after July 2010.

•

Elimination of single-trigger equity vesting:    Employment agreements entered into with individuals hired or promoted to officer positions after February 2010 provide that their equity awards will vest following a change in control only if the individual has a qualifying termination of employment within a specified period of time following the change in control.

•

No option repricing:    Our 2009 Incentive Plan, and our proposed 2019 Incentive Plan presented in this proxy statement for shareholder approval, do not permit repricing of stock options without the consent of our shareholders.

•

Changes to benefit programs:    The committee regularly reviews the market-alignment, effectiveness and costs associated with our executive benefit programs. On December 8, 2017, the committee approved the elimination of officer automobile and financial planning allowances, effective January 1, 2018.

Governance:

•	Independent compensation and benefits committee: The committee is composed entirely of independent directors as defined under the rules of the NYSE.

•	Compensation advisor independence: The committee retains a third-party compensation consultant which it has reviewed for independence and found no conflicts of interest.

•

Annual evaluation of executive compensation:    The committee evaluates our executive compensation programs annually to ensure they remain aligned with market practices and appropriately link pay with performance.

•

Compensation risk assessment:    The committee monitors the design and implementation of our compensation programs to ensure they include appropriate elements to motivate employees to take a long-term view of the business and do not encourage unnecessary risk taking.

•	Shareholder vote to approve executive compensation on an advisory basis: Our board has adopted annual frequency for holding shareholder advisory votes on our executive compensation program.

Our Named Executive Officers

Our 2018 named executive officers are as follows:

Robert F. Friel:    Chairman and Chief Executive Officer

James M. Mock:    Senior Vice President and Chief Financial Officer

James Corbett:    Executive Vice President and President, Discovery and Analytical Solutions

Joel S. Goldberg:    Senior Vice President, Administration, General Counsel and Secretary

Prahlad R. Singh:    President and Chief Operating Officer

26    PerkinElmer • 2019 Proxy Statement

Former Officer

Frank A. Wilson:    former Senior Vice President and Chief Financial Officer

On September 15, 2017, Mr. Wilson announced his intention to retire at the end of August 2018. Mr. Wilson served as our Chief Financial Officer until April 30, 2018 and retired on August 31, 2018. Our board appointed Mr. Mock to the role of Senior Vice President and Chief Financial Officer effective May 1, 2018, which was his date of hire.

On December 7, 2018, our board appointed Dr. Singh to the role of President and Chief Operating Officer effective January 1, 2019.

2018 Shareholder Advisory Vote on Executive Compensation

Our board adopted the recommendation of our shareholders to hold annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder votes on the frequency of such votes at the 2011 and 2017 annual meetings of shareholders. At our 2018 annual meeting of shareholders, we held our annual shareholder advisory vote on the compensation of our named executive officers, or “say-on-pay” vote, as required by Section 14A of the Exchange Act. At the meeting, 97% of the shareholder votes cast were in favor of our say-on-pay proposal.

In advance of the say-on-pay vote, our management extended invitations to discuss our 2018 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) to solicit their feedback and answer their questions. We have proactively extended this invitation to our largest investors in each of the past eight years, and plan to continue to do so in the future.

Neither management nor the committee received feedback from our investors suggesting specific changes to our executive compensation program during fiscal 2018. The committee also observed that 97% of the shareholder votes cast on the say-on-pay proposal at our 2018 annual meeting of shareholders were in support of our executive compensation program. Accordingly, the committee did not implement material changes to the executive compensation program in fiscal year 2018 in response to the shareholder say-on-pay vote. The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from investors. The committee also annually engages its independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analysis provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years. These changes include the elimination from employment agreements with newly hired and newly promoted executive officers of both single-trigger equity vesting following a change of control and Section 280G tax gross-up payments and increases to our executive stock ownership guidelines. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Oversight of the Executive Compensation Program

The compensation and benefits committee directs the design and oversees the operation of our executive compensation program. A description of the committee’s structure, roles and responsibilities can be found above under the heading “Board of Directors Meetings and Committees.”

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained an independent compensation consultant (“the compensation consultant”) who provides data and analyses that serve as the basis for setting executive officer and director compensation levels and advises the committee on compensation

PerkinElmer • 2019 Proxy Statement    27

decisions. The compensation consultant also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation.

In July 2018, the committee retained Pearl Meyer as its compensation consultant, replacing Frederic W. Cook & Co., Inc., or F.W. Cook. F.W. Cook provided compensation consulting and analyses that were considered in the committee’s decisions regarding executive compensation during fiscal 2017 and the first half of fiscal 2018. Pearl Meyer provided compensation consulting and analyses that were considered in the committee’s decisions regarding executive compensation during the second half of fiscal 2018. The committee reviews the independence of its compensation consultant annually and found no conflict of interest with either F.W. Cook or Pearl Meyer during their 2018 independence review.

The committee’s compensation consultant does not provide services to our management. The committee has adopted protocols governing if and when its compensation consultant’s advice and recommendations to the committee can be shared with management, recognizing that, in advising the committee, it is necessary for the compensation consultant to interact with management to gather information. The committee also determines the appropriate forum for receiving recommendations from its compensation consultant. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the compensation consultant’s recommendations in executive session where management is not present. The committee also engages directly with its compensation consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the compensation consultant and establishes a forum for independent decisions about executive pay.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Chief Executive Officer and other members of management. Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal year 2018 were regularly attended by our Chief Executive Officer, our Senior Vice President, Chief Human Resources Officer, our Senior Vice President, Administration, General Counsel and Secretary, as well as the committee’s compensation consultant. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The committee’s compensation consultant attends executive sessions as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and the committee’s compensation consultant, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

28    PerkinElmer • 2019 Proxy Statement

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

•	design executive compensation programs that are affordable for the Company, including their impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business,

•	consider shareholder feedback, and

•	be transparent, so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short- and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted pay range and makes adjustments when appropriate. This assessment includes evaluation of base salary, and short- and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific aggregated survey data for companies of comparable size to PerkinElmer, as measured by annual revenues. In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with its compensation consultant, the committee reviews its peer group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

PerkinElmer • 2019 Proxy Statement    29

The peer companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2018 and 2019 executive compensation are shown in the table below.

Peer Group Used for Evaluation of 2018 and 2019 NEO Compensation
Agilent Technologies, Inc.
Bio-Rad Laboratories, Inc.
Bio-Techne Corporation
Bruker Corporation
C.R. Bard, Inc.
Hologic, Inc.
IDEX Corporation
IDEXX Laboratories
Mettler-Toledo
Myriad Genetics, Inc.
Roper Industries, Inc.
Teleflex, Inc.
Thermo Fisher Scientific Inc.
VWR Corporation
Waters Corporation

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of our business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Mr. Friel provided recommendations to the committee regarding 2018 executive compensation. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive

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Officer is not present during the executive session discussion of his performance. Working with its compensation consultant, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the Global ICP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2018, our Chief Executive Officer had 86% of his target compensation at risk, and on average our other named executive officers had 76% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2018, 72% of our Chief Executive Officer’s total target compensation opportunity and 58% of the other named executive officers’ total target compensation opportunity on average were delivered through long-term incentive compensation based on the fair market value on the date of grant. Half (50%) of the long-term incentive compensation granted to our named executive officers in fiscal 2018 will vest solely based upon the achievement of financial performance metrics. Also, to align the interests of executive officers with shareholders and to support an ownership culture, three quarters of the named executive officers’, including the Chief Executive Officer’s, target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options, restricted stock, and performance RSUs).

2018 Target Total Compensation

Chief Executive Officer Global ICP 14% Base 14% LTIP 72% Other Named Executive Officers (Average) Global ICP 18% Base 24% LTIP 58% LTIP (long-term incentive plan) Global ICP (short-term incentive plan) Base Salary

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers, due to his impact on, and higher accountability for, Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

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Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short- or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance. For 2018, the primary metrics on our Global ICP were organic revenue growth and adjusted earnings per share. The primary metrics on our 2018 LTIP were adjusted revenue growth and adjusted gross margin expansion. Our 2016, 2017 and 2018 LTIP programs also include relative TSR as a performance metric. The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and shareholder return. Revenue growth is a reflection of the growth of our core businesses and expansion through acquisitions. Profitability provides us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We believe that the combination of strong top- and bottom-line financial performance creates shareholder value growth that is sustainable over the long term. Relative TSR was added to the LTIP in order to reward the creation of shareholder value as measured by stock price performance relative to an industry index. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2018, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, restricted stock, performance cash units and performance RSUs), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (Global ICP Bonus)	Other Benefits and Perquisites

Attract and retain executive talent	X	X	X	X

Variable pay aligns compensation with the achievement of results		X	X

Equity-based incentive plans tie compensation to long-term results		X

Deliver compensation commensurate with PerkinElmer’s results		X	X

Affordability	X	X	X	X

Aligned with market	X	X	X	X

Executive incentive plans that do not promote inappropriate or excessive risk taking		X	X

Promote executive ownership of PerkinElmer stock		X

Programs that respond to changing needs of the business		X	X

Transparency	X	X	X	X

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In 2018, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salary levels for executive officers are determined based on the committee’s evaluation of the executive’s position, experience and performance, and competitive external market data (which includes peer group information as described under “Compensation Policies—External Market Practices” above). Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business. In determining individual base salaries, the committee places specific emphasis on the scope and impact of the executive officer’s role in the organization, particularly if the executive has assumed more significant responsibilities or has been promoted to a new position. The committee also considers the value the executive has delivered and is expected to continue to deliver to the organization through performance of his or her job responsibilities and the achievement of individual performance goals. The committee evaluates external market data for each position and internal pay equity, as well.

Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term and long-term incentive awards are expressed as a multiple of base salary, a higher base salary will result in higher incentive award opportunities, assuming the same level of achievement against goals. Certain benefits and programs, such as life insurance and severance, are also based on a multiple of base salary.

On December 8, 2017, the committee approved the elimination of executive officer car and financial allowance benefits for officers still receiving these benefits under grandfathered arrangements, effective January 1, 2018. The committee also approved adjustments to the base salaries of Messrs. Friel and Goldberg in consideration for the loss of these financial benefits. Mr. Friel’s base salary was increased by $15,000 in consideration for the elimination of annual car and financial allowance benefits equal to $45,000 and Mr. Goldberg’s base salary was increased by $15,000 in consideration for the elimination of annual car and financial allowance benefits equal to $29,500.

Working with F.W. Cook in late 2017 and early 2018, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for 2018. The analysis included a review of market peer company and survey data for comparable positions as well as consideration of the individual factors noted above. The F.W. Cook analysis presented to the committee in late 2017 that the committee used to evaluate total target compensation for 2018 reported that base salaries for our named executive officers in 2017 were generally competitive with market levels in aggregate. On an individual level, the base salaries paid to each of our named executive officers in 2017 were positioned within 12% above or below the 50th percentile for their respective job matches at the peer companies. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to the Company, and the performance of each individual in his respective role.

Based on the factors described above, including performance and the analysis of market information presented by F.W. Cook in October 2017, the committee approved base salary increases to our named executive officers effective April 9, 2018 as follows: Mr. Friel: $1,106,233 (2.6% increase); Mr. Corbett: $535,000 (5.9% increase); Mr. Goldberg: $491,000 (2.6% increase); and Dr. Singh: $535,000 (12.5% increase). Mr. Mock’s base salary of $525,000 was approved by the committee as part of his new hire compensation and did not change during fiscal 2018. Mr. Wilson’s base salary also did not change during fiscal 2018.

The salaries paid to our named executive officers in 2018 are shown in the Summary Compensation Table that follows this report.

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Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align the executive officers’ financial interests with those of our shareholders. Our long-term incentive program for executive officers, referred to as LTIP, comprises stock options, restricted stock and performance restricted stock units (PRSUs) and performance cash units. For the named executive officers participating in LTIP in 2018, approximately one-quarter of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-quarter in restricted stock, approximately one-quarter in PRSUs, and approximately one-quarter in the form of performance cash units. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring LTIP, the committee believes it is important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The restricted share element of LTIP also provides motivation and reward for stock price appreciation and supports retention through a three-year cliff vesting schedule. The cash-based performance unit and performance RSU portions of LTIP further align the long-term incentive program with important drivers of long-term shareholder value, as vesting and payments are based on achievement of key financial performance goals during the three-year period.

LTIP targets and grant components

Long-term incentive awards are granted annually. For 2018, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels, with median award values from our peer group used as the reference point. These targets were expressed as a percentage of the named executive officers’ base salaries and ranged from one-and-a-half to five-times annual base salary. In all cases, 2018 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions.

The committee utilized peer and survey data presented by F.W. Cook in October 2017 as a reference point for setting target award opportunities for our named executive officers in 2018. The committee approved an LTIP target opportunity of 500% of base salary for Mr. Friel, which was slightly below the 50th percentile for other Chief Executive Officer positions in the peer group and represented no change from his target opportunity for 2017. As of the end of fiscal 2017, LTIP opportunities for the other named executive officers ranged from 150% to 250% of base salary, which fell from below the 25th to approximately the 50th percentile of LTIP target opportunities for comparable positions in the peer group. Based on their review of the F.W. Cook analysis, internal equity, and the scope and impact of their roles, the committee approved 2018 LTIP target opportunities as a multiple of base salary for the remaining named executive officers as follows: Mr. Corbett: 250%; Mr. Goldberg: 225%; and Dr. Singh: 250%. Mr. Wilson did not receive a 2018 LTIP or any other equity grants during fiscal 2018.

In conjunction with his hire, the committee approved a 2018 LTIP target opportunity for Mr. Mock equal to 225% of his base salary.

Descriptions of the four components of LTIP are as follows:

Stock Options:    The number of option shares to be granted to an LTIP participant is determined by dividing the award value associated with stock options by the Black-Scholes value of the option. Stock options are issued with an exercise price at fair market value on the date of grant to ensure executives will receive a benefit only when the stock price increases. For more information about our

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equity grant practices, please see “Additional Compensation Policies—Equity Award Granting Practices” below. Stock options granted under LTIP vest one-third on the first anniversary of grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options expire in seven years, or earlier in the case of termination of employment. Retaining key talent is an important objective for the committee in establishing the vesting schedule. We believe the three-year vesting schedule appropriately balances the retention aspect of stock options and timing of the potential value delivery to the individual.

Restricted Stock:    The number of shares of restricted stock to be granted to an LTIP participant is determined by dividing the award value associated with restricted stock by the closing stock price on the date of grant. Restricted shares granted under LTIP vest 100% on the third anniversary of the date of grant. The committee grants restricted shares with a time-based vesting schedule to enhance the retention value of LTIP, and to provide motivation to drive stock price growth. If the officer voluntarily terminates employment before the vesting date, the shares are forfeited.

Performance Cash Units:    The number of performance cash units to be granted to an LTIP participant is determined by dividing the award value associated with performance cash units by the closing stock price on the date of grant. The performance cash unit program provides cash award opportunities based on sustained operational excellence. The cash award is paid at the end of the three-year performance period based on the achievement of financial measures and reflects stock price growth. The cash units earned under the award are determined by multiplying the number of cash units granted to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established financial goals. Performance cash unit achievement under our 2017 and 2018 LTIP may be further modified upward or downward 20% based on relative TSR performance. Earned units are paid in cash and are determined by multiplying the number of cash units earned by PerkinElmer’s stock price at the end of the three-year period.

Performance Restricted Stock Units (PRSUs):    The number of PRSUs to be granted to an LTIP participant is determined by dividing the award value associated with the PRSU by the closing stock price on the date of grant. PRSUs vest at the end of the three-year performance period based on the achievement of financial measures. The number of PRSUs earned under the award is determined by multiplying the number of PRSUs granted to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established financial goals. Performance RSU achievement under our 2017 and 2018 LTIP may be further modified upward or downward 20% based on relative TSR performance. Each vested PRSU results in the delivery of one share of PerkinElmer, Inc. common stock.

At the end of the three-year performance period the Company must achieve aggressive financial goals previously approved by the committee, in order for the performance cash units and PRSUs to vest. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no cash payment or share delivery, as applicable, will be made for that performance factor. Performance goals are set based on our extended business projections and provide an incentive for strong and competitive revenue and earnings growth. Evaluation of achievement against goals, and any resulting payment for performance cash units and PRSUs granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, currency fluctuations, and other non-recurring events as approved by the committee.

Over the past five years, performance unit goal achievement has ranged from 47.5% to 187% of target. This range of achievement reflects the setting of rigorous long-term performance targets.

Our employment agreements with our named executive officers provide for acceleration of vesting in certain situations, such as upon, or following, a change in control of PerkinElmer. Please see “Employment Agreements and Severance/Change in Control Arrangements,” and “Potential Payments upon Termination or Change in Control,” below, for descriptions of equity and performance cash unit treatment for our named executive officers upon termination of employment.

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LTIP Structure:    The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles during each fiscal year. The chart below summarizes the structure of our 2016, 2017 and 2018 LTIP grants, which were outstanding during fiscal year 2018.

2016 LTIP Structure

Plan Component	Vesting	Description

Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date

Restricted Shares	Time-based	Vest 100% on the third anniversary of grant date

Performance Cash Units	Performance-based	Vest at the end of the three-year LTIP cycle based on financial goal achievement

LTIP performance in fiscal year 2018

2016 LTIP:    In January 2016, the committee approved the 2016 LTIP. The committee approved performance targets for the performance cash units for the entire three-year performance period at grant. The performance cash units were to vest based on performance against three-year average adjusted revenue growth (40% weighting), cumulative adjusted gross margin expansion (40% weighting) and relative TSR (20% weighting) goals. The committee approved a custom peer group of 39 companies against which our total shareholder return would be evaluated at the end of the three-year performance period. The committee determined these metrics and their associated weighting provided an appropriate balance between long-term top-line revenue growth, profitability and the increase in shareholder value.

Performance against the financial goals set for the performance cash units granted under the 2016 LTIP was evaluated at the end of fiscal year 2018. Three-year average adjusted revenue growth of 11.1% exceeded the maximum goal of 8% and resulted in performance achievement of 200%. Cumulative adjusted gross margin expansion of 250 basis points (bps) exceeded the maximum goal of 200 bps resulting in performance achievement of 200%. From the date of the 2016 LTIP grant, our stock price increased 85% to a closing price of $78.55 at the end of calendar year 2018. Relative TSR for the three-year period was at the 66th percentile in comparison to the custom peer group. Three-year average adjusted revenue growth and three-year adjusted gross margin expansion are calculated on a constant currency basis and adjusted for divestitures as approved by the committee. For the purposes of determining relative TSR, companies were removed from the custom peer group if they were acquired during the three-year performance period. The achievement percentages were weighted in accordance with the original metric weightings approved by the committee and resulted in overall achievement of 187%. The committee approved vesting of the 2016 LTIP performance cash units at the 187% performance level that was achieved.

2016 LTIP Performance Cash Unit Goals and Achievement

		Goals (Achievement % )

Metric	Weighting	Minimum (50%)	Target (100%)	Maximum (200%)	Result	Achievement %
Adjusted Revenue Growth*	40%	5%	8%	10%	11.1%	200%
Adjusted Gross Margin Expansion	40%	50 bps	100 bps	200 bps	250 bps	200%
Relative TSR	20%	35th %tile	55th %tile	85th %tile	66th %tile	136%
				Overall Achievement:		187%

*	Average growth over the three-year performance period.

We believe sustained performance against revenue and profitability goals will create value for our shareholders over the long term. The committee determined that the performance cash unit vesting and payments were aligned with financial performance during the three-year 2016 LTIP performance period.

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The achievement described above resulted in vesting of performance cash units under the 2016 LTIP as follows:

2016 LTIP: Performance Cash Unit Payment

Named Executive Officer	Number of Performance Units Granted	Achievement Against Financial Goals	Number of Units Earned	Year-End 2018 Stock Price	Total Performance Unit Payment
Robert F. Friel	41,716	187%	78,009	$78.55	$6,127,607
James Corbett	7,982	187%	14,926	$78.55	$1,172,437
Joel S. Goldberg	7,982	187%	14,926	$78.55	$1,172,437

The vested units were multiplied by the $78.55 period-end stock price and the resulting cash payments were made to our named executive officers in early 2019. Mr. Mock did not participate in the 2016 LTIP because the grant preceded his hire and Dr. Singh did not participate in the 2016 LTIP because the grant preceded his promotion to executive officer. Mr. Wilson’s performance cash units granted under the 2016 LTIP were forfeited upon his employment termination in August 2018 and as a result he was not eligible to receive a 2016 LTIP performance cash unit payment.

2017 and 2018 LTIP Structure

Plan Component	Vesting	Description

Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date

Restricted Shares	Time-based	Vest 100% on the third anniversary of grant date
Performance Cash Units	Performance- based	Vest at the end of the three-year LTIP cycle based on financial goal achievement
Performance RSUs

2017 LTIP

In January 2017, the committee approved the 2017 LTIP, adding performance restricted stock units (PRSUs) as a component of the program. The 2017 LTIP grant value was equally allocated to each of the following components: stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, performance cash units, and PRSUs. This results in an LTIP program for which half (50%) of the awards vest contingent upon achievement of performance goals.

The performance cash units and the PRSUs will vest based on performance against a shared set of three-year financial goals. The 2017 LTIP performance goals are adjusted revenue growth (60% weighting) and adjusted gross margin expansion (40% weighting). Achievement against a relative TSR goal will be applied as a modifier (upward or downward) to determine the final number of units that will vest. The adjusted revenue and adjusted gross margin growth goals and weightings reflect our continued focus on long-term profitable growth. The relative total shareholder return performance metric is designed to reward the creation of shareholder value as measured by stock price performance relative to an industry index. Performance against the financial goals set for the performance units granted under the 2017 LTIP will be evaluated at the end of fiscal year 2019.

2018 LTIP

In January 2018, the committee approved the 2018 LTIP which is similar in structure to the 2017 LTIP, comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and performance cash units and PRSUs that vest based on performance against three-year financial goals. Achievement against a relative TSR goal will be applied as a modifier (upward or downward) to determine the final number of units that will vest. Performance against the

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financial goals set for the performance cash units and PRSUs granted under the 2018 LTIP will be evaluated at the end of fiscal year 2020.

All of our named executive officers other than Mr. Wilson received a 2018 LTIP grant during fiscal 2018. The 2018 LTIP grants to Messrs. Friel, Corbett and Goldberg and Dr. Singh were granted on January 30, 2018, the date of our annual grant to officers for fiscal 2018. The 2018 LTIP grant to Mr. Mock was granted on May 15, 2018 in association with his hire. In addition, the committee approved a new hire grant of restricted shares to Mr. Mock with a grant date value of $2,000,000 to compensate him for incentive award opportunities he forfeited upon leaving his former employer. The restricted shares were granted on May 15, 2018. One-third of the restricted shares vest annually on the anniversary of the date of grant.

The committee-approved grants for our named executive officers during fiscal 2018 are reported in the “2018 Grants of Plan-Based Awards” table of this proxy statement.

2019 LTIP

In January 2019, the committee approved our 2019 LTIP comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and PRSUs which vest based on performance against three-year financial goals. The 2019 LTIP grant value will be allocated approximately one-quarter to stock options, one-quarter to restricted shares and one-half to PRSUs. Performance against the financial goals set for the PRSUs granted under the 2019 LTIP will be evaluated at the end of fiscal year 2021. The committee further determined that the 2019 LTIP and future LTIP grants would not include performance cash units.

Short-Term Incentive Program

In January 2018, the committee approved the re-naming of our short-term incentive plan from the Performance Incentive Plan (PIP) to the Global Incentive Performance Plan (“Global ICP”), effective January 1, 2018.

The Global ICP is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted earnings per share) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target Global ICP opportunities are generally positioned within a reasonable range of the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target Global ICP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2018 target Global ICP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual Global ICP Target Award Opportunity Expressed as % of Base Salary
Robert F. Friel	100%
James M. Mock	75%
James Corbett	75%
Joel S. Goldberg	70%
Prahlad R. Singh	75%

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Mr. Wilson did not participate in Global ICP for 2018 due to his established plan to retire in August 2018.

Performance measures, weightings and goals

The Global ICP performance period for our named executive officers comprises the full fiscal year.

The 2018 Global ICP bonus awards were granted under our 2009 Incentive Plan, which was approved by shareholders at our 2009 annual meeting of shareholders and reapproved by shareholders at our 2014 annual meeting of shareholders. The committee approved an overall company performance goal for the applicable fiscal year, the satisfaction of which authorizes payments under the Global ICP of up to a maximum amount specified by the committee. If the company performance goal is not satisfied, no payments under the Global ICP for the fiscal year are permitted. If the company performance goal is satisfied, payment under the Global ICP of up to the maximum amount may be authorized, however, the committee retains the right to exercise downward discretion to reduce the amounts of the payments ultimately made under the Global ICP.

In connection with approving the overall company performance goal for the applicable fiscal year, the committee also approves supplemental financial and strategic goals for the year. If the overall company performance goal for the year is satisfied, the committee evaluates performance against the supplemental financial and strategic goals in determining the degree of downward discretion to exercise with respect to the Global ICP bonus payments ultimately made to each named executive officer. The Global ICP imposes no limits on the level of downward discretion the committee may apply.

At the committee meeting held in January 2018, the committee approved achievement of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) of $200 million as the overall company performance goal that must be achieved in order for any Global ICP payment to be made to our executive officers for fiscal 2018. Adjusted EBITDA is defined as EBITDA adjusted for the impact of items related to acquisitions, business repositioning, mark to market on post-retirement benefits, stock-based compensation, and other certain items. The committee selected adjusted EBITDA as the performance goal because it is a key measure of profitability. For fiscal 2018, upon achievement of the adjusted EBITDA goal, the Global ICP bonus achievement could be funded up to 250% of target for Messrs. Friel, Mock and Goldberg and up to 300% for Mr. Corbett and Dr. Singh.

Fiscal 2018 adjusted EBITDA performance of $603 million exceeded the $200 million adjusted EBITDA goal approved by the committee. The committee applied negative discretion to the Global ICP bonuses approved for each of our named executive officers, lowering the awards to amounts commensurate with performance against the supplemental financial and strategic goals as described below.

At the committee meeting held in January 2018, the committee also established the supplemental Global ICP financial and strategic performance goals for fiscal 2018. The performance goals were based on the fiscal 2018 operating plan, budget and strategic plan reviewed by our board of directors. The committee set financial goals for overall corporate performance and for our Discovery and Analytical Solutions and our Diagnostics strategic business units.

The supplemental performance metrics and weightings for the fiscal 2018 Global ICP were as follows:

	2018 Global ICP Metrics and Weightings
	Organic Revenue Growth	Adjusted EPS	Adjusted Operating Profit
Corporate	60%	40%
Discovery and Analytical Solutions	60%		40%
Diagnostics	60%		40%

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The committee assigned a weighting of 60% to organic revenue growth in reflection of our focus on growing our core businesses. The inclusion of adjusted EPS and strategic business unit adjusted operating profit were designed to focus our management team on both growing revenue and operating a profitable business, which are critical to creating shareholder value.

The supplemental performance metrics for Messrs. Friel, Mock and Goldberg consisted entirely of the overall corporate financial performance metrics in recognition of their responsibility for financial results at the corporate level. The supplemental performance metrics for Mr. Corbett and Dr. Singh were allocated across the overall corporate financial performance metrics with a weighting of 20% and the financial performance metrics for their respective strategic business units with a weighting of 80%. The combination of financial metrics and weightings for Mr. Corbett and Dr. Singh emphasize their responsibility for the results of their respective strategic business units while also recognizing their contribution to results at the corporate level. Performance against goals may be adjusted for certain events including acquisitions, divestitures, currency exchange, and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each financial metric has a target goal with a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum”, “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout associated with financial performance is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2018, achievement of the “minimum” level of performance for each financial metric would result in achievement of 50% of the target award associated with that financial metric, and achievement of the “maximum” level of performance for each financial metric would result in achievement of the following percentage of the target award associated with that metric: corporate organic revenue growth: 200%; strategic business unit organic revenue growth: 300%; adjusted EPS: 150%; and strategic business unit adjusted operating profit: 150%. The committee approved the higher maximum achievement levels for the organic revenue growth metrics, and lower maximums for over-achievement of the profitability goals, to create greater award opportunities associated with organic revenue growth.

The range of performance goals for each financial metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Target” awards reflect our business plan goals for the period. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

At the January 2018 meeting, the committee also established strategic goals in the areas of focusing on customers, creating breakthrough solutions, and evolving our people and culture, the achievement of which would also be considered in the determination of fiscal 2018 Global ICP bonuses paid to executive officers.

2018 short-term incentive payments

Performance against supplemental Global ICP goals.    We demonstrated strong performance against our Global ICP financial goals in fiscal year 2018. Organic revenue growth and profitability performance in fiscal 2018 resulted in above-target achievement against the Global ICP financial goals.

The 2018 Global ICP target goals, actual results and associated Global ICP achievement levels are shown below. Results were adjusted by allowable items as approved by the committee, including

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currency fluctuation. The corporate organic revenue growth target goal and the adjusted EPS target were both exceeded, resulting in overall achievement against the corporate goals of 163%.

2018 Supplemental Global ICP Goals and Achievement - Corporate

	Organic Revenue Growth 60% Weighting			Adjusted EPS 40% Weighting

	Target	Result	Achievement %	Target	Result	Achievement %	Overall Achievement %
Corporate	5.7%	7.6%	180%	$3.57	$3.67	138.5%	163%

Organic revenue growth and adjusted operating profit results for the Discovery and Analytical Solutions business exceeded target, resulting in overall achievement against the Discovery and Analytical Solutions goals of 240%. Organic revenue growth and operating profit results for the Diagnostics business also exceeded target, resulting in overall achievement against the Diagnostics goals of 120%.

The Global ICP financial goal achievement for Messrs. Friel, Mock and Goldberg was based entirely on the corporate achievement level of 163%. For Mr. Corbett and Dr. Singh, the overall achievement against Global ICP financial metrics for their respective strategic business units was weighted 80%, and the achievement against the corporate metrics was weighted 20%, resulting in 2018 Global ICP financial goal achievement of 225% for Mr. Corbett and 129% for Dr. Singh.

Each of our named executive officers was also assigned three to four strategic goals for 2018, which were reviewed and approved by the committee in January 2018. The strategic goals were objective and measurable and were designed to create individual accountability for the achievement of strategic and operational business results during fiscal 2018. Following the end of fiscal 2018, the committee evaluated the performance of each named executive officer against the assigned 2018 strategic goals. The performance against individual strategic goals was applied in the committee’s determination of each named executive officer’s 2018 Global ICP bonus payment.

During 2018, we advanced our mission to focus on innovating for a healthier world and positioned ourselves for future growth by expanding our product offerings, investing in innovation, and enhancing our organizational responsiveness to the needs of our customers. Key achievements included:

•

completion of our first full year of operation following the acquisition of EUROIMMUN Medizinische Labordiagnostika AG, or EUROIMMUN, initiating specific areas of integration while preserving unique organizational strengths key to innovation and continued growth;

•	receiving CE-IVD approval for our Vanadis product, which will allow us to dramatically increase accessibility to noninvasive prenatal screening for many more women around the world;

•	closing key acquisitions, including Dani and SSI, which expanded our technical capabilities in core markets; and

•	appointment of Dr. Singh to the role of President and Chief Operating Officer and changes to our organizational structure to enable us to better serve our end customers.

Based on its evaluation of achievement against the Global ICP supplemental financial and strategic goals, the committee approved 2018 Global ICP bonus payments to our named executive officers based on the achievement against Global ICP financial results. The committee approved the following Global ICP payments: Mr. Friel: $1,803,160; Mr. Mock: $641,813; Mr. Corbett: $902,813; Mr. Goldberg: $560,231; and Dr. Singh: $517,613. These payments ranged from 129% to 225% of each officer’s target Global ICP bonus.

Over the past five years, individual executive officers have received Global ICP payments below the targeted payment level in three Global ICP performance periods. The average of the Global ICP

PerkinElmer • 2019 Proxy Statement    41

payments made to our executive officers over the past five years is 140% of target, reflecting our financial performance over this time period. Individual payments ranged from a low of 90% to a high of 225% of target. The five-year period comprises six performance periods because our Global ICP performance periods were semi-annual prior to fiscal 2015.

In fiscal 2018, Mr. Mock also received a payment $400,000 under the terms of his offer letter in compensation for certain incentive award opportunities he forfeited upon leaving his former employer. Mr. Mock is obligated to repay the amount in full if his employment with us is terminated within two years of his hire either voluntarily by him, or involuntarily for “Cause” as defined in his employment agreement.

The short-term incentive payments to our named executive officers for 2018 are shown in the Summary Compensation Table that follows this report.

Benefits

In addition to base salary, and short- and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our U.S. employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

Messrs. Friel and Goldberg are eligible to receive a 401(k) Excess benefit. It is designed to provide only the benefit that the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. Messrs. Mock and Corbett and Dr. Singh were not eligible to receive a 401(k) Excess benefit in 2018. Mr. Wilson did not receive a 401(k) Excess contribution in fiscal 2018 because he was no longer employed by us at the time of the 2018 contribution. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Non-Qualified Deferred Compensation Plan Table (which also includes each named executive officer’s account balance as of the end of fiscal year 2018).

Deferred Compensation Plan

In December 2010, due to low participation and high administrative costs, the committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees was eligible to participate in the plan, including our named executive officers while employed by us and our directors who were serving on our board prior to the amendment. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2018 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

In October 2010, the committee approved an amendment that ceased all remaining future accruals in the qualified defined benefit plan effective January 31, 2011. On January 31, 2001, the plan was closed to new employees, and employees of our former Life Sciences business ceased future

42    PerkinElmer • 2019 Proxy Statement

accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments business as of March 15, 2003. Mr. Friel is entitled to the benefit he accrued prior to March 15, 2003, which is shown in the Pension Benefits table. All of our other named executive officers joined PerkinElmer after the plan was closed to new entrants.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, or SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Mr. Friel is the sole active participant in the SERP. Messrs. Mock, Corbett, Goldberg, Wilson and Dr. Singh joined PerkinElmer after the plan was closed to new entrants, and therefore they are not eligible to accrue SERP benefits. Participants are eligible to receive the vested benefits they have accrued under the SERP upon retirement if they have completed five years of service and have reached 55 years of age while employed by PerkinElmer.

The change in the value of pension benefits in 2018 for Mr. Friel is described in footnote 6 to the Summary Compensation Table, and the full value of the SERP benefit at normal retirement age is shown in the Pension Benefits Table, below. In 2018, there was no amendment to the SERP.

Officer Programs

We provide a limited number of personal benefit programs to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of programs we should provide. The committee also determines eligibility for officer programs.

In December 2017, the committee approved the elimination of executive officer car and financial planning allowances, effective January 1, 2018, for the executive officers who were still receiving these benefits under grandfathered arrangements. The committee approved this change based on its evaluation of competitive practices. The committee approved increases to base salary for Messrs. Friel and Goldberg in consideration for the elimination of these benefits. Description of the increases to base salary is provided under “Base Salary”, above.

All of our named executive officers are eligible for the Officer Matching Gift Program and the Executive Physical programs described below. Messrs. Friel and Goldberg are eligible for the Executive Life and AD&D Insurance program, also described below.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make matching gifts to the qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

•	Executive Physical: Eligible officers may receive a full annual executive physical paid by the company. The physical is provided to encourage proactive management of health and well-being.

•

Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums. The committee ceased eligibility for executive life and AD&D insurance to newly hired and promoted officers in fiscal 2010.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are

PerkinElmer • 2019 Proxy Statement    43

protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe these agreements are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

For Messrs. Friel and Goldberg, both of whom were hired prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make the executive whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of the named executive officer’s stock options, restricted shares and PSRUs would vest, and any granted performance units would be paid at the target level.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code. Consistent with these decisions, the employment agreements issued to Messrs. Mock and Corbett and Dr. Singh do not include a tax gross-up for excise taxes imposed under the Internal Revenue Code, and their equity will vest following a change in control only for a qualifying termination of employment within a specified period of time following the change in control.

The severance and change in control commitments under Mr. Wilson’s employment agreement ended upon his retirement in August 2018.

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the estimated payments that each named executive officer would receive under different termination circumstances, are set forth below in “Potential Payments upon Termination or Change in Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, shares granted under restricted stock grants and the intrinsic value of vested, outstanding stock options. Shares held in our 401(k) and our deferred compensation plans are also counted. Our stock ownership guidelines are expressed as the fair market value of the shares held as a multiple of annual base salary. The stock ownership guidelines for our executive officers (including our named executive officers) are as follows:

Officer Position	Stock Ownership Guidelines
Chief Executive Officer:	5 times annual base salary
President and Chief Operating Officer:	2 times annual base salary
Executive and Senior Vice President:	2 times annual base salary
Vice President:	1 times annual base salary

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As of February 15, 2019, all of our actively employed named executive officers were in compliance with the stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be conducted under pre-established 10b5-1 trading plans. These 10b5-1 plans are subject to Company approval, can be entered into or amended only during open trading windows, impose a waiting period between adoption of a plan and initiation of trades, and have a maximum duration of one year. All trading in our securities by our directors requires pre-clearance from the office of our general counsel. Our Securities Trading Policy prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock. The policy also prohibits pledging of PerkinElmer stock by our officers.

Clawback Policies

Our executive officer Global ICP includes a recoupment provision applicable to all plan awards paid to executive officers for performance periods beginning on or after December 30, 2013. In the event we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under United States federal securities laws, the committee will have the right to recover all or a portion of the excess paid to the executive officer over the award payment that would have been paid to the executive officer under the accounting restatement. The recoupment provision applies to awards paid to current and former executive officers within the three-year period preceding the date on which we file an accounting restatement with the Securities and Exchange Commission. The committee, in its sole discretion, will make the determination whether to recover all or a portion of any excess award payment.

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders, replacing our 2001 and 2005 Incentive Plans, and since that time has been the sole plan under which we grant equity awards. Our 2009 Incentive Plan was reapproved by shareholders at our April 22, 2014 annual meeting of shareholders, solely to allow awards granted under the plan to continue to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code as in effect prior to the 2017 Tax Cuts and Jobs Act. No changes were made to the 2009 Incentive Plan and the number of shares approved for issuance under the plan was not increased.

These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans. All grants to our named executive officers since the 2009 annual meeting of shareholders have been made under our 2009 Incentive Plan.

The committee evaluates annual equity grants to officers, including the named executive officers, at the first committee meeting of each year. The approved grants become effective and the exercise

PerkinElmer • 2019 Proxy Statement    45

price is set on the first day of the open trading window following the release of full year earnings, which is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance.

Equity grants to new hires are generally granted on the 15th day of the month following the employee’s date of hire. We primarily grant RSUs to employees below the officer level who receive equity awards. Stock options are awarded to a limited number of employees below the officer level.

The stock option exercise price is set at the average of the high and low prices on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.

Our board administers all equity grants within the authority established within PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers to our stock award grant committee of which Mr. Friel is the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.

At the end of fiscal year 2018, we had 6.8 million shares reserved for future equity grants. We had 2.3 million outstanding options and unvested shares, which represents 2.1% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 8.3%. In 2018, we granted 0.6 million shares (including shares granted under options and stock grants) or 0.57% of our common shares outstanding. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal year 2017, share dilution for our peer companies was 8.4% at the 25th percentile, 9.6% at median, and 12.3% at the 75th percentile (shares outstanding plus shares available for future grant, based on information from annual reports on Form 10-K for the fiscal year ended 2017).

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any given year to a company’s chief executive officer, chief financial officer and certain other highly compensated executive officers. Prior to enactment in 2017 of the tax reform law commonly known as the Tax Cuts and Jobs Act (the “Tax Act”), the compensation of the chief financial officer was not subject to the deduction limitation. In addition, prior to enactment of the Tax Act, specified compensation, including qualified performance-based compensation, was not subject to the deduction limitation if certain requirements were met. Subject to certain transition rules, the Tax Act eliminated the performance-based compensation exception for taxable years beginning after December 31, 2017. The committee generally structured plans and incentive compensation amounts for taxable years beginning prior to January 1, 2018 with the intention to allow satisfaction of the requirements for deductibility as performance-based compensation. However, even before enactment of the Tax Act, the committee considered it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. In addition, because of uncertainties as to the application and interpretation of Section 162(m), as in effect both prior to and after the Tax Act, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible under the Tax Act’s transition rules.

As a result of changes made by the Tax Act, for taxable years beginning after December 31, 2017, annual compensation in excess of $1 million paid to the specified executives is expected to be nondeductible unless it is paid pursuant to a grandfathered arrangement that remains eligible for qualification under the Tax Act transition rules. The committee reserves the right to use its business

46    PerkinElmer • 2019 Proxy Statement

judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees.

Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Peter Barrett, Chair

Sylvie Grégoire, PharmD

Patrick J. Sullivan

Frank Witney, PhD

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Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2018 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2018, (2) individuals who held the role of Chief Financial Officer during 2018, and (3) the other three most highly compensated executive officers for 2018 who were serving as executive officers as of December 30, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)(4)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Robert F. Friel	2018	$1,097,030	—	$2,765,426	$1,380,793	$7,930,767	$713,952	$73,408	$13,961,376
Chairman and Chief Executive Officer	2017	$1,063,200	—	$2,658,000	$1,328,158	$4,855,874	$1,342,126	$118,239	$11,365,597
	2016	$1,054,615	—	$1,771,679	$1,771,530	$3,886,571	$925,848	$111,981	$9,522,224
James M. Mock	2018	$331,154	$400,000	$2,590,621	$294,760	$641,813	—	$8,268	$4,266,616
Senior Vice President and Chief Financial Officer

James Corbett	2018	$525,769	—	$668,825	$333,894	$2,075,250	—	$19,050	$3,622,788
Executive Vice President and President, Discovery and Analytical Solutions	2017	$505,000	—	$631,226	$315,426	$1,022,540	—	$14,978	$2,489,170
	2016	$460,539	—	$843,988	$338,975	$779,740	—	$21,782	$2,445,024

Joel S. Goldberg	2018	$486,639	—	$552,437	$275,806	$1,732,668	—	$36,648	$3,084,197
Senior Vice President, Administration, General Counsel and Secretary	2017	$460,100	—	$521,631	$260,661	$1,084,227	—	$65,190	$2,391,809
	2016	$448,308	—	$338,996	$338,975	$848,729	—	$63,840	$2,038,848
Prahlad R. Singh	2018	$516,538	—	$668,825	$333,894	$517,613	—	$21,024	$2,057,894
President and Chief Operating Officer	2017	$464,231	—	$556,301	$357,361	$411,140	—	$19,821	$1,808,854
	2016	$413,994	—	$159,982	$159,971	$419,073	—	$19,863	$1,172,883
Former Officer
Frank A. Wilson	2018	$386,454	—	—	—	—	—	$22,593	$409,047
Former Senior Vice President and Chief Financial Officer	2017	$538,692	—	$610,888	$305,248	$1,226,440	—	$68,288	$2,749,556
	2016	$524,692	—	$396,755	$396,722	$997,159	—	$63,444	$2,378,772

NOTES

(1)

This column represents base salary amounts earned in fiscal years 2016, 2017 and 2018, respectively. The amount reported under “Bonus” for Mr. Mock represents a payment made to him under the terms of his offer letter in compensation for certain incentive award opportunities he forfeited upon leaving his former employer. A description of this payment is provided above in the “Compensation Discussion and Analysis”.

(2)

Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options, shares and performance restricted stock units granted to each named executive officer in the applicable fiscal year. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 20 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 30, 2018.

(3)

The values shown in this column for 2018 for each named executive officer reflect the aggregate grant date fair value of restricted shares and PRSUs granted in 2018. On January 25, 2018, the committee approved grants of restricted shares and PRSUs under the 2018 LTIP to Messrs. Friel, Corbett and Goldberg and Dr. Singh. On April 10, 2018, the committee approved grants of

48    PerkinElmer • 2019 Proxy Statement

restricted shares and PRSUs under the 2018 LTIP to Mr. Mock. The restricted shares granted to Messrs. Friel, Mock, Corbett and Goldberg and Dr. Singh under the 2018 LTIP will vest 100% on January 30, 2021. The PRSUs granted to Messrs. Friel, Mock, Corbett and Goldberg and Dr. Singh in 2018 will vest based on the achievement of financial performance metrics approved by the committee following the end of the three-year performance period. A description of these awards is provided above in the “Compensation Discussion and Analysis”. The values shown in this column also reflect a grant of restricted shares to Mr. Mock with a grant date value of $2,000,000 to compensate him for incentive award opportunities he forfeited upon leaving his former employer. One-third of the restricted shares vest annually on the anniversary of the date of grant. Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(4)

Each of the executive officers named in the Summary Compensation Table received long-term awards in 2018. The awards to Messrs. Friel, Corbett and Goldberg and Dr. Singh were approved by the committee in January 2018. The awards to Mr. Mock were approved by the committee in April 2018 in conjunction with his hire. All of the 2018 awards are disclosed in the 2018 Grants of Plan-Based Awards table in this proxy statement. Outstanding stock option, restricted stock, PRSU and restricted stock unit awards are also disclosed in the 2018 Outstanding Equity Awards at Fiscal Year-End table in this proxy statement.

Please refer to the “Compensation Discussion and Analysis” above for a full description of long-term awards.

(5)

The amounts reported in this column reflect short-term incentive bonus payments under our Global ICP and performance unit cash payments under our 2016 LTIP for performance from 2016 to 2018. The amounts are as follows:

Named Executive Officer	Short-Term Incentive Payments (Global ICP) ($)	Performance Unit Cash Awards under 2016 LTIP ($)	Total ($)
Robert F. Friel	$1,803,160	$6,127,607	$7,930,767
James M. Mock	$641,813	$—	$641,813
James Corbett	$902,813	$1,172,437	$2,075,250
Joel S. Goldberg	$560,231	$1,172,437	$1,732,668
Prahlad R. Singh	$517,613	$—	$517,613

Mr. Mock did not participate in our 2016 LTIP because it preceded his hire and Dr. Singh did not participate in our 2016 LTIP because the grant preceded his promotion to executive officer status. Mr. Wilson did not participate in our 2018 Global ICP and performance cash units granted to him under our 2016 LTIP were forfeited upon his retirement in August 2018. Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(6)

The amounts in this column represent the change in pension value for each named executive officer. No named executive officer received preferential or above-market earnings on deferred compensation. The increase of $713,952 reported for Mr. Friel in the Summary Compensation Table primarily reflects the value of SERP benefit accruals from an additional year of service and compensation, partially offset by a decrease associated with higher discount rates and updated mortality assumptions. Please refer to the “2018 Pension Benefits” section below for a full description of our pension and SERP.

(7)

The amounts reported in this column include our 401(k) Excess contributions to our deferred compensation plan for 2018 as follows: Mr. Friel: $41,024; and Mr. Goldberg: $10,459. Also included in this column for each eligible officer are our contributions to the qualified 401(k) plan, the premiums we paid for executive life insurance, the fee paid by us for the officer’s annual executive physical, and the incremental cost of any personal use of tickets to sporting events.

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Reporting of LTIP awards in the Summary Compensation Table

The equity-based forms of our LTIP (stock options, restricted shares, and PRSUs) are reported in the Summary Compensation Table at their grant date fair value in the year of grant.

In contrast, performance cash units are reported in the Summary Compensation Table in the final year of the three-year performance period and the amount reported reflects the actual realized cash payment resulting from achievement against financial goals and stock price at the end of the performance period. Unlike the equity-based forms of LTIP, the value reported in the Summary Compensation Table for performance cash units will exceed the target grant value if performance exceeds target goals, our stock price rises over the three-year performance period, or both.

The proportion of LTIP grant value allocated to each of the four types of awards (stock options, restricted shares, PRSUs and performance cash units) has also changed over time. In our Summary Compensation Table for fiscal 2018, above, we are reporting approximately three-quarters of the target grant value under the 2018 LTIP (the grant date value of stock options, restricted shares and PRSUs) granted to each of our named executive officers in fiscal 2018. For Messrs. Friel, Corbett and Goldberg, all of whom participated in our 2016 LTIP, we are also reporting the actual performance cash unit payment under the 2016 LTIP. Performance cash units comprised approximately one-third of the 2016 LTIP grant value, a higher proportion than under the 2018 LTIP for which performance cash units comprised approximately one-quarter of the target grant value.

LTIP Target Grant Value Allocation:

LTIP Year	Stock Options	Restricted Shares	PRSUs	Performance Cash Units
2018 LTIP	25%	25%	25%	25%

2017 LTIP	25%	25%	25%	25%

2016 LTIP	33%	33%		33%

Because of the differences in reporting requirements and changes to our LTIP program over time, long-term incentive values reported in the Summary Compensation Table for our named executive officers:

•	do not reflect the target grant value of the 2018 LTIP grant;

•	include values from long-term incentive awards granted in different fiscal years during which the LTIP grant value was allocated across award components in different proportions;

•	reflect LTIP values that are not reported on the same basis in terms of time period or realized value.

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The table below illustrates the difference between the 2018 LTIP target grant values approved by the committee and the long-term award values reported in our 2018 Summary Compensation Table for Messrs. Friel, Corbett and Goldberg, all of whom also participated in our 2016 LTIP. The total value of long-term awards reported in our 2018 Summary Compensation Table for Mr. Friel is $10,273,826. If our 2018 LTIP had been granted entirely in the form of equity-based awards, the value reported in the 2018 Summary Compensation Table for Mr. Friel would have been approximately $5,531,000. The difference is attributable to the reporting methodology for performance cash units, which inflates the value of long-term awards reported for Mr. Friel in our 2018 Summary Compensation Table as compared to his 2018 LTIP target grant value by approximately $4.7 million.

		2018 Summary Compensation Table Reporting

Name	2018 LTIP Target Grant Value	2018 LTIP Stock Options, Restricted Shares and PRSUs (Grant Date Value) Reported under “Option Awards” and “Stock Awards”	2016 LTIP Performance Units (Actual Realized Value) Reported under “Non-Equity Incentive Plan Compensation” (1)	Total Long-Term Award Values Reported in Table	Difference Between 2018 LTIP Target Grant Value and Long-Term Award Values Reported in Summary Compensation Table
Robert F. Friel	$5,531,000	$4,146,219	$6,127,607	$10,273,826	$4,742,826
James Corbett	$1,337,500	$1,002,719	$1,172,437	$2,175,156	$837,656
Joel S. Goldberg	$1,104,800	$828,243	$1,172,437	$2,000,680	$895,880

NOTES

(1)

The amounts in this column reflect performance unit cash payments under our 2016 LTIP for performance from 2016 to 2018. These amounts differ from the amounts reported under “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table because they do not include short-term incentive payments made under our 2018 Global ICP. Please refer to footnote 5 of the Summary Compensation Table for a breakdown of the payments comprising the amounts reported under “Non-Equity Incentive Plan Compensation” in our Summary Compensation Table.

For the reasons explained above, the long-term award values reported in our Summary Compensation Table may not be directly comparable to long-term award values reported by other companies who grant the entirety of their long-term awards in the form of equity-based awards. The long-term award values reported in our Summary Compensation Table for our named executive officers for whom performance cash unit values associated with prior-year LTIP awards are reported may also appear inflated, particularly if performance against financial goals exceeded target and our stock price increased over the three-year performance period.

Our 2019 LTIP does not include performance cash units and the allocation to PRSUs was increased to 50% of the grant value. Our 2017 and 2018 LTIP grants, which are currently outstanding, included performance cash units which will be evaluated for payment based on performance against approved financial goals at the end of their respective three-year performance periods which are fiscal 2019 and 2020. Therefore, our Summary Compensation Table will continue to report overlapping LTIP values for LTIP grants comprising different allocations for fiscal 2019 and 2020.

PerkinElmer • 2019 Proxy Statement    51

2018 Grants of Plan-Based Awards

Name	Type (1)	Grant Date (2)	Date of Compensation Committee Approval		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
					Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert F. Friel	PU	1/30/2018	1/25/2018	(3)	$553,100	$1,382,750	$3,318,600
	PRSU	1/30/2018	1/25/2018	(4)				6,824	17,060	40,944					$1,382,713
	RS-T	1/30/2018	1/25/2018	(5)							17,060				$1,382,713
	OPT	1/30/2018	1/25/2018	(6)								75,947	$81.29	$81.05	$1,380,793
	GICP	N/A		(7)	$553,112	$1,106,223	$1,991,201
James M. Mock	PU	5/15/2018	4/10/2018	(3)	$118,125	$295,313	$708,750
	PRSU	5/15/2018	4/10/2018	(4)				1,600	4,000	9,600					$295,320
	RS-T	5/15/2018	4/10/2018	(5)							27,089				$1,999,981
	RS-T	5/15/2018	4/10/2018	(5)							4,000				$295,320
	OPT	5/15/2018	4/10/2018	(6)								17,038	$74.41	$73.83	$294,760
	GICP	N/A		(7)	$196,875	$393,750	$708,750
James Corbett	PU	1/30/2018	1/25/2018	(3)	$133,750	$334,375	$802,500
	PRSU	1/30/2018	1/25/2018	(4)				1,650	4,126	9,902					$334,412
	RS-T	1/30/2018	1/25/2018	(5)							4,126				$334,412
	OPT	1/30/2018	1/25/2018	(6)								18,365	$81.29	$81.05	$333,894
	GICP	N/A		(7)	$200,625	$401,250	$963,000
Joel S. Goldberg	PU	1/30/2018	1/25/2018	(3)	$110,475	$276,188	$662,850
	PRSU	1/30/2018	1/25/2018	(4)				1,363	3,408	8,179					$276,218
	RS-T	1/30/2018	1/25/2018	(5)							3,408				$276,218
	OPT	1/30/2018	1/25/2018	(6)								15,170	$81.29	$81.05	$275,806
	GICP	N/A		(7)	$171,850	$343,700	$618,660
Prahlad R.Singh	PU	1/30/2018	1/25/2018	(3)	$133,750	$334,375	$802,500
	PRSU	1/30/2018	1/25/2018	(4)				1,650	4,126	9,902					$334,412
	RS-T	1/30/2018	1/25/2018	(5)							4,126				$334,412
	OPT	1/30/2018	1/25/2018	(6)								18,365	$81.29	$81.05	$333,894
	GICP	N/A		(7)	$200,625	$401,250	$963,000
Frank A. Wilson

NOTES

(1)	The awards shown in this table were granted under our 2009 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PU = Performance cash units with performance-based vesting

PRSU – Performance restricted stock units with performance-based vesting

RS-T = Restricted stock with time-based vesting

OPT = Stock options with time-based vesting

GICP = Global ICP (short-term incentive bonus)

(2)

On January 25, 2018, the compensation and benefits committee reviewed stock option, restricted stock, performance cash unit and PRSU grants for Messrs. Friel, Corbett and Goldberg and Dr. Singh, and approved them with an effective grant date of the third business day following the release of our 2017 full year earnings, which was January 30, 2018. Therefore, the date of grant was after the release of material information regarding our 2017 financial performance. On April 10, 2018, the compensation and benefits committee approved stock option, restricted stock, performance cash unit and PRSU grants for Mr. Mock in conjunction with Mr. Mock’s entry into his employment agreement with the company, with such grants having an effective grant date of May 15, 2018, which was the 15th day of the month after his hire. Mr. Wilson did not receive any equity grants in 2018 as he announced his intention to retire prior to the start of the fiscal year.

(3)

Eligible named executive officers received a grant of performance cash units in 2018 under our LTIP. This award has a three-year performance period. Please refer to the “Compensation Discussion and Analysis” for a description of the performance cash unit program, eligibility, and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the performance units granted, with downward modification of 20%, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of

52    PerkinElmer • 2019 Proxy Statement

100% of the performance units granted. The amounts shown under “Maximum” represent estimated payment of 200% of the performance units granted, with upward modification of 20%, our estimate of the maximum amount payable. For Messrs. Friel, Corbett and Goldberg and Dr. Singh, the stock price used for calculation of estimated payments is $81.05, which was the closing stock price on the date the awards were granted. For Mr. Mock, the stock price used for calculation of estimated payments is $73.83, which was the closing stock price on the date his award was granted.

(4)

Eligible named executive officers received a grant of PRSUs in 2018 under our LTIP. This award has a three-year performance period. Please refer to the “Compensation Discussion and Analysis” for a description of the PRSU program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the PRSUs granted, with downward modification of 20%, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the PRSUs granted. The amounts shown under “Maximum” represent estimated payment of 200% of the PRSUs granted, with upward modification of 20%, our estimate of the maximum amount payable. For Messrs. Friel, Corbett and Goldberg and Dr. Singh, the stock price used for calculation of estimated PRSU value is $81.05, which was the closing stock price on the date the awards were granted. For Mr. Mock, the stock price used for calculation of estimated PRSU value is $73.83, which was the closing stock price on the date his award was granted.

(5)

Messrs. Friel, Corbett and Goldberg and Dr. Singh received a grant of restricted shares on January 30, 2018 under our 2018 LTIP which vests 100% three years following the date of grant. A description of the restricted stock portion of our 2018 LTIP is provided in the “Compensation Discussion and Analysis.” Mr. Mock received two grants of restricted shares on May 15, 2018, one under our 2018 LTIP which vests 100% on January 30, 2021, and one which vests in three equal annual installments beginning on the date of grant.

(6)

Eligible named executive officers received a grant of stock options under our LTIP in 2018. Stock options granted to all of our named executive officers were granted under our 2009 Incentive Plan. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The options granted under our 2018 LTIP vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2018 stock option grants and our equity grant practices.

(7)

Messrs. Friel, Mock, Corbett and Goldberg and Dr. Singh participated in our Global ICP bonus program in 2018. On January 25, 2018, the compensation and benefits committee approved Global ICP financial goals for our 2018 fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target Global ICP for the fiscal year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the performance period. The amounts shown under “Maximum” for Messrs. Friel, Mock, and Goldberg represent estimated payment of 180% of the target bonus for the performance period, our estimate of the maximum amount payable. The amounts shown under “Maximum” for Mr. Corbett and Dr. Singh represent estimated payment of 240% of the target bonus for the performance period, our estimate of the maximum amount payable. Mr. Wilson did not participate in our 2018 Global ICP due to his planned retirement in August 2018.

The actual Global ICP payments for the 2018 performance period have been made. The total 2018 Global ICP payment to each named executive officer is reflected in the Summary Compensation Table and a description of the 2018 Global ICP is provided in the “Compensation Discussion and Analysis” section of this proxy statement.

PerkinElmer • 2019 Proxy Statement    53

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (14)
Robert F. Friel	0	(1)	75,947	$81.290	1/30/2025
	38,407	(1)	76,814	$52.650	2/7/2024
	125,103	(1)	62,552	$41.800	2/9/2023
	156,818	(1)	0	$46.255	2/3/2022
	142,998	(1)	0	$43.010	2/4/2021
						17,060	(4)	$1,318,567	17,060	(11)	$1,318,567
						25,223	(5)	$1,949,486	25,223	(12)	$1,949,486
						41,716	(6)	$3,224,230
James M. Mock	0	(2)	17,038	$74.410	5/15/2025
						27,089	(7)	$2,093,709	4,000	(13)	$309,160
						4,000	(8)	$309,160
James Corbett	0	(1)	18,365	$81.290	1/30/2025
	9,121	(1)	18,243	$52.650	2/7/2024
	23,938	(1)	11,969	$41.800	2/9/2023
	26,667	(1)	0	$46.255	2/3/2022
	22,542	(1)	0	$43.010	2/4/2021
	8,353	(1)	0	$33.870	2/5/2020
						4,126	(4)	$318,899	4,126	(11)	$318,899
						5,990	(5)	$462,967	5,990	(12)	$462,967
						9,747	(9)	$753,346
						7,982	(6)	$616,929
Joel S. Goldberg	0	(1)	15,170	$81.290	1/30/2025
	7,537	(1)	15,076	$52.650	2/7/2024
	23,938	(1)	11,969	$41.800	2/9/2023
	26,667	(1)	0	$46.255	2/3/2022
	23,387	(1)	0	$43.010	2/4/2021
	24,465	(1)	0	$33.870	2/5/2020
						3,408	(4)	$263,404	3,408	(11)	$263,404
						4,950	(5)	$382,586	4,950	(12)	$382,586
						7,982	(6)	$616,929
Prahlad R. Singh	0	(1)	18,365	$81.290	1/30/2025
	5,147	(1)	10,296	$52.650	2/7/2024
	0	(3)	15,559	$52.650	2/7/2024
	9,458	(1)	4,729	$48.975	3/4/2023
	10,636	(1)	0	$46.255	2/3/2022
	3,289	(1)	0	$43.095	5/15/2021
						4,126	(4)	$318,899	4,126	(11)	$318,899
						3,381	(5)	$261,317	3,381	(12)	$261,317
						3,796	(5)	$293,393
						1,105	(10)	$85,405
Frank A. Wilson

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Vests one-third on January 30, 2019, one-third on January 30, 2020 and one-third on January 30, 2021. The date of grant was May 15, 2018.

(3)	Vests 100% on the third anniversary of the date of grant and has a seven-year option term. The date of grant was February 7, 2017.

54    PerkinElmer • 2019 Proxy Statement

(4)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was January 30, 2018.

(5)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 7, 2017.

(6)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 9, 2016.

(7)	Time-based restricted stock grant that vests at a rate of one-third annually on the anniversary of the date of grant. The date of grant was May 15, 2018.

(8)	Time-based restricted stock grant that vests 100% on the January 30, 2021. The date of grant was May 15, 2018.

(9)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was October 17, 2016.

(10)	Time-based restricted stock grant that vests at a rate of one-third annually on the anniversary of the date of grant. The date of grant was March 4, 2016.

(11)

Performance-based restricted stock unit grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was January 30, 2018. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(12)

Performance-based restricted stock unit grant that vests on the third anniversary of the date of grant based on the achievement of performance goals. The date of grant was February 7, 2017. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(13)

Performance-based restricted stock unit grant that vests on January 30, 2021 based on the achievement of performance goals. The date of grant was May 15, 2018. In accordance with the Securities and Exchange Commission’s regulations, the number of shares and payout value for these performance restricted stock units reflect the target payout for this grant since the Company’s performance over the three-year performance period cannot be determined at this time.

(14)

This column provides the value of unvested restricted shares and restricted stock units based on the closing price of our stock on December 28, 2018 (the last business day of our fiscal year 2018), which was $77.29.

PerkinElmer • 2019 Proxy Statement    55

Option Exercises and Stock Vested in Fiscal Year 2018

	Option Awards		Stock Awards (1)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Robert F. Friel	369,191	$21,637,216	36,835	$2,876,077
James M. Mock	—	—	—	—
James Corbett	4,175	$284,714	6,264	$489,093
Joel S. Goldberg	34,608	$2,036,854	6,264	$489,093
Prahlad R. Singh	—	—	1,948	$149,205
Frank A. Wilson	103,656	$3,040,361	8,248	$644,004

NOTES

(1)

Reflects restricted shares and restricted stock units which vested in fiscal 2018. On February 5, 2018, restricted stock granted to Messrs. Friel, Corbett, Goldberg, and Wilson on February 3, 2015 under the 2015 LTIP vested. The shares vested 100% three years following the date of grant in the following amounts: Mr. Friel: 36,835; Mr. Corbett: 6,264; Mr. Goldberg: 6,264; and Mr. Wilson: 8,248. On February 5, 2018, 843 restricted stock units granted to Dr. Singh on February 3, 2015 vested; this award was subject to three-year annual vesting. On February 15, 2018, 1,105 restricted stock units granted to Dr. Singh on March 4, 2016 vested; this award is subject to three-year annual vesting.

(2)	Based on the fair market value of the shares acquired, determined on the date of exercise, less the aggregate option exercise price.

(3)	Based on the fair market value of the shares on the date of vesting.

56    PerkinElmer • 2019 Proxy Statement

2018 Pension Benefits

The table below shows the present value of accumulated benefits payable and the number of years of service credited to Mr. Friel under our qualified defined benefit plan (the PerkinElmer, Inc. Employees Retirement Plan) and the non-qualified PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP. No payments were made to Mr. Friel under these plans during fiscal year 2018. None of our other named executive officers participate in these plans.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)
Robert F. Friel	PerkinElmer, Inc. Employees Retirement Plan	4.17	$125,333	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	19.92	$9,822,777	—

NOTES

(1)

For the Employees Retirement Plan, Mr. Friel’s number of years of credited service varies from years of actual service with PerkinElmer because his accrual ceased March 15, 2003. Mr. Friel is the sole active participant eligible for benefits under the SERP, and his number of years of credited service under that plan matches his years of service with PerkinElmer.

(2)

Mr. Friel is 100% vested in his benefits under the SERP as he has satisfied the age and service requirements. Mr. Friel is also vested in his Employees Retirement Plan benefit because he has at least five years of vesting service credit under the plan.

(3)

The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 17 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 30, 2018.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan. As of February 1, 2011, this plan no longer provides active benefit accruals. We closed the retirement plan to new employees as of January 31, 2001 and employees of our former Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of what was then our Analytical Instruments business and our corporate office. Future benefit accruals for employees of our former Optoelectronics business ceased effective January 31, 2011. Mr. Friel accrued benefits under the retirement plan until March 15, 2003. Messrs. Mock, Corbett and Goldberg and Dr. Singh joined PerkinElmer after the plan was closed to new members and therefore are not eligible to participate. Mr. Wilson was also hired after the plan was closed to new members and did not participate prior to his retirement in August 2018.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85% of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75% of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2018, the maximum annual compensation for these purposes was $275,000. The maximum benefit payable from the retirement plan for 2018 was $220,000 payable under the Employees Retirement Plan normal annuity form.

PerkinElmer • 2019 Proxy Statement    57

All of our employees who participate in the retirement plan are required either to complete five years of service with the Company or reach their normal retirement date while employed by the Company, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP, which provides additional benefits to officers who became eligible for the plan prior to its closure. We closed the SERP to new participants effective July 1, 2000. Mr. Friel is the sole active participant in the SERP. Messrs. Mock, Corbett and Goldberg and Dr. Singh joined PerkinElmer after the plan was closed to new entrants and therefore are not eligible for SERP participation. Mr. Wilson was also hired after the plan was closed to new entrants and did not participate prior to his retirement in August 2018. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service or may receive additional years of credited service upon termination of employment in certain situations (please see “Potential Payments upon Termination or Change in Control” below, for more information). If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50% of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our compensation and benefits committee may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant.

The supplemental plan provides an annual benefit payable at retirement which is in addition to the benefit payable from the retirement plan described above. Under the SERP, a participant will be entitled to receive an annual payment equal to 0.85% of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75% of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). Mr. Friel has satisfied the five-year service requirement and became vested in the supplemental plan and eligible for early retirement upon reaching age 55 in 2010.

The change in the value of pension benefits in 2018 for Mr. Friel is reported in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table and is further described in footnote 6 to that table. The increase of $713,952 reported for Mr. Friel in the Summary Compensation Table primarily reflects the value of SERP benefit accruals from an additional year of service and compensation, partially offset by a decrease associated with higher discount rates and updated mortality assumptions. There has been no amendment to the Employees Retirement Plan or SERP.

58    PerkinElmer • 2019 Proxy Statement

2018 Non-Qualified Deferred Compensation

The following table presents 2018 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Robert F. Friel	—	$41,024	$(53,380)	—	$456,100
Joel S. Goldberg	—	$10,459	$(8,167)	—	$96,378
Frank A. Wilson	—	—	$(3,668)	—	$126,448

NOTES

(1)

The deferred compensation plan no longer allows participant deferral elections. None of our named executive officers made contributions to the plan in 2018. Messrs. Mock and Corbett and Dr. Singh do not have account balances in this plan.

(2)

The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. Mr. Wilson was not eligible to receive a 401(k) Excess contribution in 2018. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)

The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement. Amounts in this column do not include above-market or preferential earnings.

Non-Qualified Deferred Compensation Plan

PerkinElmer established the PerkinElmer, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

In December 2010, due to low participation and high administrative costs, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remains active for the administration and management of prior deferrals and current account balances. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. More information about 401(k) Excess benefits is provided under “Benefits—Qualified 401(k) Plan and 401(k) Excess Benefit” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections, eligible participants could elect to defer up to 50% of base salary and up to 100% of annual incentive bonus payments. Executives eligible for awards under our LTIP could also elect to defer up to 100% of performance unit cash payments. Non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in

PerkinElmer • 2019 Proxy Statement    59

PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy statement. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2005.

Potential Payments upon Termination or Change in Control

Under the employment agreements and equity award agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of his employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of December 30, 2018 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Change in Control

Messrs. Friel, Mock, Corbett and Goldberg and Dr. Singh are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

60    PerkinElmer • 2019 Proxy Statement

The employment and award agreements of Messrs. Friel, Mock, Corbett and Goldberg and Dr. Singh provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position (or, for Mr. Friel, as Chief Executive Officer and President) for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control;

•	payment of performance units at target;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one-year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option); and

•

if the executive is a participant, full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount the executive is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above).

The employment agreements of Messrs. Friel and Goldberg also provide for the full vesting of all outstanding restricted stock, option awards, or similar equity awards in the event of a change in control.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting in association with a change in control only if the officer’s employment is terminated within a specified period of time following the change in control. Consistent with this decision, the employment agreements entered into between PerkinElmer and Messrs. Mock and Corbett and Dr. Singh provide 100% equity vesting only if their employment is terminated within a specified period of time following a change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•

the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Mr. Friel, and multiplied by two for Messrs. Mock, Corbett and Goldberg and Dr. Singh. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 36 months for Mr. Friel, and for 24 months for Messrs. Goldberg, and Corbett and following the termination of employment on the same terms as in effect immediately prior to the termination of employment. Mr. Mock and Dr. Singh are entitled to receive a lump sum payment equivalent to 24 months of company-paid premiums for certain health and welfare plans.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under their employment agreements, Messrs. Friel and Goldberg are eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were

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not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under Section 280G. Consistent with that decision, the employment agreements entered into between PerkinElmer and Messrs. Mock and Corbett and Dr. Singh do not provide payment of excise tax on any “parachute payments” (as defined in Section 280G). Our agreements with Messrs. Mock and Corbett and Dr. Singh include a “best of” approach whereby the officer would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payments reduced to the safe harbor threshold.

Termination without Cause

If we terminate the employment of any of Messrs. Mock, Corbett or Goldberg or Dr. Singh without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and an amount equal to the individual’s previous year’s bonus); and

•

Messrs. Goldberg and Corbett are entitled to continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment. Mr. Mock and Dr. Singh are entitled to receive a lump sum payment equivalent to 12 months of company-paid premiums for certain health and welfare plans.

•

Mr. Mock is also entitled to full vesting of any remaining unvested portion of the grant of restricted shares made to him in association with his hire, to compensate him for incentive opportunities he forfeited upon leaving his prior employer (“Special Hire Grant”). This vesting entitlement does not apply to any other equity granted to Mr. Mock, including grants under our LTIP.

Our agreements with Messrs. Mock, Corbett and Goldberg and Dr. Singh provide that each execute a severance agreement and release before we begin severance payments. Any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment.

If we terminate Mr. Friel’s employment without cause (as defined in his agreement) other than after a change in control, he is entitled to receive his full salary (meaning generally his base salary plus previous year’s bonus) for a period of two years following the termination, as well as continue to participate in the benefits and arrangements available to him immediately prior to termination. He will also receive:

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term, or one year from the termination; and

•	two additional years of credited service under the SERP.

Disability

If any of Messrs. Friel, Mock, Corbett or Goldberg or Dr. Singh is determined to be “disabled” (as defined in his or her employment agreement) for 180 continuous days, our board of directors may terminate his employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

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The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination. In accordance with the terms of our stock option, restricted stock and PRSU agreements, 100% of the executive’s stock options, restricted stock and PRSUs will vest upon death or termination due to total disability. The executive, or his estate, will have until the earlier of the option expiration date, or one year following the date of termination, to exercise the options.

If any of Messrs. Friel, Mock, Corbett, Goldberg, or Dr. Singh is (1) terminated for cause (as defined in his or her employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his full salary through the date of termination, after which obligations for payment cease.

Mr. Wilson’s employment with us terminated upon his retirement from the company on August 31, 2018. His separation did not entitle him to, nor did he receive, severance or other special benefits under the terms of his employment agreement.

Other Programs

Performance Cash Unit Program

Our performance cash unit program under LTIP provides that if a participant’s employment is terminated for any reason other than death or disability prior to the payment of the award, the participant is not entitled to receive the award. If a participant dies or becomes disabled, the award will vest at the target amount and the payment will be prorated to reflect the portion of time that the participant was employed during the performance period. Upon a change in control, the performance cash unit award will vest at the target amount and will be paid to the participant.

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

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The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2018, the last day of our 2018 fiscal year, for Robert F. Friel, our Chairman and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$2,212,466	$—	$—	$—	$3,318,699
Bonus	$—	$2,870,640	$—	$—	$—	$4,305,960
Prorata Bonus	$—	$—	$—	$—	$—	$1,435,320
Benefits and Long-Term Incentive Awards
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$71,929	$—	$—	$—	$107,893
Perquisite Benefit Continuation	$—	$107,048	$—	$—	$—	$148,072
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	(3)(4)	(5)	(6)	(7)	$12,735,926	$12,735,926
Restricted Stock and Option Awards (8)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$6,492,283	$6,492,283	$6,492,283	$6,492,283
Accelerated Vesting of Options	$—	$—	$4,112,656	$4,112,656	$4,112,656	$4,112,656
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$3,268,053	$3,268,053	$—	$3,268,053
Performance Unit Program of LTIP	$—	$—	$4,963,409	$4,963,409	$6,492,283	$6,492,283

Total to Executive	$—	$5,262,083	$18,836,401	$18,836,401	$29,833,148	$42,417,145

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Friel’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Mr. Friel’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

For the “Termination by Company for Cause” scenario, it is assumed that $0 will be payable from the Supplemental Executive Retirement Plan to Mr. Friel. This assumed determination is based upon the Company’s interpretation of Article 8 of the Supplemental Executive Retirement Plan document which states that a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. The Company would need to evaluate the specific facts and circumstances surrounding any “Termination by Company for Cause” scenario in order to determine whether a benefit would be payable under the Supplemental Executive Retirement Plan in an actual termination event.

(4)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Executive Voluntarily” scenario, Mr. Friel is currently eligible to receive an annual life annuity

64    PerkinElmer • 2019 Proxy Statement

equal to $749,746 commencing December 30, 2018. Compensation used for this benefit calculation included Mr. Friel’s 2017 annual performance incentive plan bonus as it was the most recent bonus paid as of the December 30, 2018 effective date used to prepare this table.

(5)

As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Company without Cause” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $826,114 commencing December 30, 2018. Compensation used for this benefit calculation included Mr. Friel’s 2017 annual performance incentive plan bonus as it was the most recent bonus paid as of the December 30, 2018 effective date used to prepare this table.

(6)

As provided for by the Supplemental Executive Retirement Plan, upon the “Disability” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $749,746 commencing December 30, 2018. Compensation used for this benefit calculation included Mr. Friel’s 2017 annual performance incentive plan bonus as it was the most recent bonus paid as of the December 30, 2018 effective date used to prepare this table.

(7)

As provided for by the Supplemental Executive Retirement Plan, upon death, Mr. Friel’s Eligible Spouse is entitled to receive an annual life annuity of $337,408 commencing the first of the month following Mr. Friel’s death, provided Mr. Friel’s Eligible Spouse is still living. Compensation used for this benefit calculation included Mr. Friel’s 2017 annual performance incentive plan bonus as it was the most recent bonus paid as of the December 30, 2018 effective date used to prepare this table.

(8)

As provided in Mr. Friel’s employment agreement, in the event of his “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. The Company was unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, the Company produced valuations ranging from $0 to $409,253.

Additionally, as provided in Mr. Friel’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Friel’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

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The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2018, the last day of our 2018 fiscal year, for James M. Mock, our Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$525,000	$—	$—	$—	$1,050,000
Bonus	$—	$—	$—	$—	$—	$—
Prorata Bonus	$—	$—	$—	$—	$—	$—
Benefits and Long-Term Incentive Awards
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$24,524	$—	$—	$—	$49,049
Perquisite Benefit Continuation	$—	$25,000	$—	$—	$—	$25,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards (4)	$—	$2,093,709	$2,402,869	$2,402,869	$—	$2,402,869
Accelerated Vesting of Options	$—	$—	$49,069	$49,069	$—	$49,069
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$309,160	$309,160	$—	$309,160
Performance Unit Program of LTIP	$—	$—	$103,053	$103,053	$309,160	$309,160

Total to Executive	$—	$2,668,233	$2,864,151	$2,864,151	$309,160	$4,194,307

Excise Tax & Gross-up Payments (5)	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Mock’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Mock equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2⁄3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Mr. Mock’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Mock equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Mr. Mock’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Mock’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

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(4)	As provided in Mr. Mock’s employment agreement, upon termination by the Company without Cause, Mr. Mock is entitled to full vesting of any remaining unvested portion of the Special Hire Grant.

(5)

The employment agreement entered into between PerkinElmer and Mr. Mock does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Mock’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

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The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2018, the last day of our 2018 fiscal year, for James Corbett, our Executive Vice President and President, Discovery and Analytical Solutions.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause / Termination by Executive for Good Reason	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$535,000	$—	$—	$—	$1,070,000
Bonus	$—	$440,870	$—	$—	$—	$881,740
Prorata Bonus	$—	$—	$—	$—	$—	$440,870
Benefits and Long-Term Incentive Awards
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$16,182	$—	$—	$—	$32,364
Perquisite Benefit Continuation	$—	$25,000	$—	$—	$—	$25,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$2,152,140	$2,152,140	$—	$2,152,140
Accelerated Vesting of Options	$—	$—	$874,279	$874,279	$—	$874,279
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$781,866	$781,866	$—	$781,866
Performance Unit Program of LTIP	$—	$—	$1,031,874	$1,031,874	$1,398,795	$1,398,795

Total to Executive	$—	$1,017,052	$4,840,159	$4,840,159	$1,398,795	$7,657,054

Excise Tax & Gross-up Payments (4)	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Corbett’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Corbett equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Mr. Corbett’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Corbett equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Mr. Corbett’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Corbett’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be

68    PerkinElmer • 2019 Proxy Statement

unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)

The employment agreement entered into between PerkinElmer and Mr. Corbett does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Mr. Corbett’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

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The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2018, the last day of our 2018 fiscal year, for Joel S. Goldberg, our Senior Vice President, Administration, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$491,000	$—	$—	$—	$982,000
Bonus	$—	$502,557	$—	$—	$—	$1,005,114
Prorata Bonus	$—	$—	$—	$—	$—	$502,557
Benefits and Long-Term Incentive Awards
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$25,146	$—	$—	$—	$50,292
Perquisite Benefit Continuation	$—	$35,459	$—	$—	$—	$45,918
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$1,262,919	$1,262,919	$1,262,919	$1,262,919
Accelerated Vesting of Options	$—	$—	$796,261	$796,261	$796,261	$796,261
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$645,990	$645,990	$—	$645,990
Performance Unit Program of LTIP	$—	$—	$959,787	$959,787	$1,262,919	$1,262,919

Total to Executive	$—	$1,054,162	$3,664,957	$3,664,957	$3,322,099	$6,553,970

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in

70    PerkinElmer • 2019 Proxy Statement

control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

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The following table shows the potential payments upon termination or a change of control of PerkinElmer as of December 30, 2018, the last day of our 2018 fiscal year, for Dr. Prahlad R. Singh, our President and Chief Operating Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$535,000	$—	$—	$—	$1,070,000
Bonus	$—	$411,140	$—	$—	$—	$822,280
Prorata Bonus	$—	$—	$—	$—	$—	$411,140
Benefits and Long-Term Incentive Awards
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$28,541	$—	$—	$—	$48,927
Perquisite Benefit Continuation	$—	$25,000	$—	$—	$—	$25,000
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock Awards	$—	$—	$959,014	$959,014	$—	$959,014
Accelerated Vesting of Options	$—	$—	$770,977	$770,977	$—	$770,977
Accelerated Vesting of Performance Restricted Stock Units	$—	$—	$580,216	$580,216	$—	$580,216
Performance Unit Program of LTIP	$—	$—	$280,512	$280,512	$580,216	$580,216

Total to Executive	$—	$999,681	$2,590,719	$2,590,719	$580,216	$5,267,770

Excise Tax & Gross-up Payments (4)	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Dr. Singh’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2⁄3% of weekly gross salary up to a maximum of $2,500 per week.

(2)

As provided in Dr. Singh’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Dr. Singh equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)

As provided in Dr. Singh’s employment agreement, upon a change in control and termination without Cause or for Good Reason as defined in the agreement, within 36 months after the change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Dr. Singh’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which

72    PerkinElmer • 2019 Proxy Statement

extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event, because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

(4)

The employment agreement entered into between PerkinElmer and Dr. Singh does not provide payment of excise tax or associated gross-up on any “parachute payments” (as defined in Section 280G). Dr. Singh’s employment agreement includes a “best of” approach whereby he would receive the greater of (a) after tax payments reflecting any excise taxes or (b) after tax payment reduced to the safe harbor threshold. The values shown in this table do not reflect any reduction in payments.

PerkinElmer • 2019 Proxy Statement    73

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 30, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2)(3)
Equity compensation plans approved by holders of PerkinElmer securities	2,119,338	$52.91	7,694,508

Total	2,119,338	$52.91	7,694,508

NOTES

(1)	This column reflects total shares outstanding under grants of stock options, restricted stock units (RSUs) and PRSUs as of December 30, 2018.

(2)

This column reflects shares available for issuance under our 2009 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Since receiving shareholder approval for the 2009 Incentive Plan at our annual meeting of shareholders in April 2009, these have been the only plans under which we have been authorized to issue shares. In addition to being available for future issuance upon exercise of options that may be granted after December 30, 2018, shares available for issuance under our 2009 Incentive Plan may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in that plan.

(3)	Includes 845,091 shares which were issuable under our 1998 Employee Stock Purchase Plan, as amended, as of December 30, 2018.

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CEO Pay Ratio

Pursuant to applicable SEC rules, presented below is the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).

In identifying our median employee, we calculated the annual base pay of each employee for the twelve-month period that ended on December 30, 2018. Base salary, including overtime pay, was calculated using internal payroll and records.

We selected the median employee from a group of 12,079 full-time, part-time, temporary and seasonal workers who were employed as of October 1, 2018. We selected the business day closest to the beginning of October to compile the required employee information. The employee population excludes all employees located in Argentina (29 employees), Brazil (155 employees), Malaysia (56 employees), Mexico (89 employees), the Philippines (11 employees), and Turkey (74 employees). These 414 employees constituted 3.31% of our total employee population of 12,493 and therefore were excluded pursuant to the de minimis exemption provided under Item 402(u). We did not include independent contractors or leased workers in our employee population for purposes of making our determination. We also excluded 45 employees who joined our company through our acquisition of DNA Laboratories Sdn. Bhd., which occurred during fiscal 2018.

As disclosed in the Summary Compensation Table appearing on page 48, the 2018 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $13,961,376. The 2018 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $52,594. Based on the foregoing, our estimate of the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation for fiscal year 2018 is 265 to 1. Acquisitions and divestitures, which play an important role in our strategy and growth plans, can significantly change the demographic of our employee base annually and as a result our CEO pay ratio is also subject to change annually. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

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PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 7, 2018, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2019 fiscal year, which ends on December 29, 2019. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

76    PerkinElmer • 2019 Proxy Statement

PROPOSAL NO. 3 NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure that the programs achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. In 2018, 86% of our CEO’s target compensation opportunity, and on average 76% of our other named executive officers’ target compensation opportunity, was delivered through variable compensation.

•

Our short- and long-term incentive plan payments in 2018 were in alignment with fiscal year 2018 financial performance. We believe sustained performance against the combination of revenue and profitability financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long-term.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal year 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis, and associated tables and narrative description, in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

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PROPOSAL NO. 4 APPROVAL OF THE PERKINELMER, INC. 2019 INCENTIVE PLAN

Introduction; Why We Are Requesting Shareholder Approval of the 2019 Incentive Plan

We are asking shareholders to approve the PerkinElmer, Inc. 2019 Incentive Plan, which we refer to as the 2019 Plan. Our board of directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. On January 24, 2019, upon the recommendation of the compensation and benefits committee, or the Committee, and subject to shareholder approval, the board of directors adopted the 2019 Plan. The 2019 Plan is intended to replace our 2009 Incentive Plan, which we refer to as the Prior Plan, which expires by its terms on April 28, 2019. Upon the expiration of the Prior Plan, all then outstanding awards under the Prior Plan will remain in effect, but no additional awards may be made under the Prior Plan.

If shareholders approve the 2019 Plan, then, subject to adjustment in the event of stock splits and other similar events, a total of 6,250,000 shares will become immediately available for grant under the 2019 Plan and up to 2,502,900 shares that are subject to awards outstanding under the Prior Plan as of March 6, 2019 and that are subsequently terminated, surrendered, cancelled or forfeited or repurchased by the Company pursuant to a contractual repurchase right will become available for grant under the 2019 Plan. For the avoidance of doubt, there are no other available shares, or shares subject to awards outstanding under any plan other than the Prior Plan.

As of December 30, 2018, the following were outstanding under the Prior Plan:

•	1,765,000 options to purchase shares of common stock with a weighted-average remaining term of 4.2 years and a weighted-average exercise price of $52.91 per share;

•	465,000 shares of unvested restricted stock and restricted stock units subject to time-based vesting; and

•	87,673 unvested restricted stock units subject to performance-based vesting.

The 2019 Plan provides that to the extent a share that is subject to an award granted under the Prior Plan that counted as two shares against the Prior Plan’s share reserve is made available for the award of future grants under the 2019 Plan, the share reserve of the 2019 Plan will be credited with two shares. Otherwise, each share of common stock subject to an award under the Prior Plan that becomes available for grant under the 2019 Plan will increase the 2019 Plan’s share reserve by one share. Any shares that remain available for grant under the Prior Plan at the time of its expiration will not be added to the number of shares available for grant under the 2019 Plan. We expect that the proposed share pool under the 2019 Plan will allow us to continue to grant equity awards at our historical rates for approximately 7 years.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. If the 2019 Plan is not approved, we will not be able to make long-term equity incentive awards under a shareholder-approved equity incentive plan after the expiration of the Prior Plan on April 28, 2019. Therefore, we consider approval of the 2019 Plan vital to our future success. Accordingly, our board of directors believes adoption of the 2019 Plan is in the best interests of the Company and its shareholders and recommends a vote “FOR” the approval of the 2019 Plan.

Highlights of the 2019 Plan

•

No liberal share recycling.    Shares of common stock delivered to satisfy the exercise price of an award made under the 2019 Plan or to satisfy the tax withholding obligations with respect to awards made under the 2019 Plan will not increase the number of shares available for the

78    PerkinElmer • 2019 Proxy Statement

future grant of awards under the 2019 Plan; and shares purchased by us on the open market using proceeds from the exercise of an award will in no event increase the number of shares available for future grant of awards.

•

No Repricing of Awards.    The 2019 Plan prohibits the direct or indirect repricing of stock options or stock appreciation rights (“SARs”) without shareholder approval (unless otherwise permitted under the terms of the 2019 Plan in connection with certain changes in capitalization and reorganization events).

•	No Discounted Options or SARs. All options and SARs must have an exercise or measurement price not less than the fair market value of the underlying common stock on the date of grant.

•

No Reload Options or SARs.    No options or SARs granted under the 2019 Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.

•	No Dividend Equivalents on Options or SARs. No options or SARs granted under the 2019 Plan may provide for the payment or accrual of dividend equivalents.

•

Limit Applicable to Non-Employee Directors.    The 2019 Plan provides that no more than 50,000 shares may be made subject to awards granted under the 2019 Plan to any individual non-employee director in any calendar year and that the maximum amount of cash compensation paid in any calendar year to an individual non-employee director may not exceed $500,000 in the case of an incumbent director or $750,000 in the case of the chairman of the board of directors. Exceptions to these limitations may only be made by the board of directors in extraordinary circumstances provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.

•

Independent Committee Administers Awards to Non-Employee Directors.    Awards granted to non-employee directors must be granted and administered by a committee of the board of directors, all of the members of which are independent directors as defined by Section 303A.02 or any successor provision of the NYSE Listed Company Manual.

Information Regarding Overhang and Dilution

In developing our share request for the 2019 Plan and analyzing the impact of utilizing equity as a means of compensation on our shareholders, we considered both our “overhang” and our “burn rate.”

Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of common shares outstanding. As of December 30, 2018, our overhang was 8.3%, reflecting:

•	1,765,000 outstanding options to purchase shares of common stock;

•	465,000 shares of unvested restricted stock and restricted stock units subject to time-based vesting;

•	87,673 unvested restricted stock units subject to performance-based vesting;

•	6,849,000 shares available for future award grants; and

•	110,595,708 common shares outstanding.

If the number of shares that remain available for issuance under the 2009 Plan at the time of its expiration are excluded from that calculation (because they will not be made available for grant of awards under the 2019 Plan) and the 6,250,000 shares proposed to be authorized for grant under the 2019 Plan are included in the calculation, our overhang on December 30, 2018 would have been 7.7%.

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Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2018, 2017 and 2016 fiscal years as well as an average over those years.

Fiscal Year	Awards Granted (1)	Basic Weighted Average Number of Shares of Common Stock Outstanding During FY (1)	Gross Burn Rate (2)
2018	628	110,651	0.57%
2017	761	109,857	0.69%
2016	919	109,478	0.84%
Three-Year Average			0.70%

(1)	Shares in thousands.

(2)	“Gross burn rate” which we define as the number of equity awards granted in the year divided by the basic weighted average number of shares of common stock outstanding.

Description of the 2019 Plan

The following is a brief summary of the 2019 Plan, a copy of which is attached as Appendix B to this proxy statement. References to our board of directors in this summary shall include the Committee or any similar committee appointed by our board of directors to administer the 2019 Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules

The 2019 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, nonstatutory stock options, SARs, restricted stock, restricted stock units, other stock-based awards and cash awards as described below, which we collectively refer to as awards.

Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the 2019 Plan (any or all of which awards may be in the form of incentive stock options) for up to the sum of 6,250,000 shares of our common stock plus up to 2,502,900 shares of our common stock that are subject to awards outstanding under the Prior Plan as of March 6, 2019 and that are subsequently terminated, surrendered, cancelled, forfeited or repurchased by the Company pursuant to a contractual repurchase right (subject, in the case of incentive stock options, to any limitations under the Code). The 2019 Plan provides that to the extent a share that is subject to an award granted under the Prior Plan that counted as two shares against the Prior Plan’s share reserve is made available for the award of future grants under the 2019 Plan, the share reserve of the 2019 Plan will be credited with two shares. Otherwise, each share of common stock subject to an award under the Prior Plan that becomes available for grant under the 2019 Plan will increase the 2019 Plan’s share reserve by one share.

Except in the case of newly hired or promoted employees, the maximum number of shares with respect to which awards may be granted to any participant under the 2019 Plan may not exceed 800,000 shares per calendar year. For newly hired or promoted employees, the maximum limit is 1,500,000 shares. Additionally, under the 2019 Plan, no single participant may in any calendar year receive a payment in excess of $15,000,000 pursuant to a performance award payable in cash of which up to $5,000,000 may be made for any cash-based annual bonus performance award and up to $10,000,000 may be made for any multi-year award.

The 2019 Plan provides that no more than 50,000 shares may be made subject to awards granted under the 2019 Plan to any individual non-employee director in any calendar year and that the maximum amount of cash compensation paid in any calendar year to an individual non-employee director may not exceed $500,000 in the case of an incumbent director or $750,000 in the case of the chairman of the board of directors. Exceptions to these limitations may only be made by the board of directors in extraordinary circumstances provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.

80    PerkinElmer • 2019 Proxy Statement

For purposes of counting the number of shares available for the grant of awards under the 2019 Plan and the sublimits of the 2019 Plan, all shares of common stock covered by SARs and restricted stock units will be counted against the number of shares available for the grant of awards and against the sublimits of the 2019 Plan. However, SARs or restricted stock units that may be settled only in cash will not be so counted. In addition, if we grant an SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2019 Plan.

Shares covered by awards under the 2019 Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the 2019 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of an SAR, the number of shares counted against the shares available for the grant of awards and against the sublimits of the 2019 Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the 2019 Plan. Shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our board of directors may grant awards under the 2019 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our board of directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2019 Plan. Any such substitute awards shall not count against the overall share limits or the sublimits of the 2019 Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option”. Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our board of directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the 2019 Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The 2019 Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash, by check, (ii) except as may otherwise be provided in the applicable

PerkinElmer • 2019 Proxy Statement    81

option agreement or approved by our board of directors, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable option agreement or approved by our board of directors, and subject to certain conditions, by delivery of shares of common stock to us owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option agreement or approved by our board of directors, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by our board of directors, by any other lawful means (but not by a promissory note of the participant), or (vi) by any combination of these forms of payment. No option granted under the 2019 Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the 2019 Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights.    An SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The 2019 Plan provides that the measurement price of an SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our board of directors approves the grant of an SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the 2019 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2019 Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs.    With respect to options and SARs, unless such action is approved by shareholders or otherwise permitted under the terms of the 2019 Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the 2019 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2019 Plan) and grant in substitution therefor new awards under the 2019 Plan (other than certain substitute awards described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (4) take any other action under the 2019 Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.

Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Participants holding shares of restricted stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by our board of directors. Unless otherwise provided by our board of directors, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of shares of our common stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability or forfeitability as the shares of restricted stock with respect to which they were paid.

Restricted Stock Unit Awards.    Restricted stock units, or RSUs, entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at

82    PerkinElmer • 2019 Proxy Statement

the time such award vests pursuant to the terms and conditions established by our board of directors. Our board of directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our board of directors may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded.

Other Stock-Based Awards.    Under the 2019 Plan, our board of directors may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our board of directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the 2019 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our board of directors may determine. The award agreement of an other stock-based award may provide the holder of an other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be paid currently or credited to an account for the participant, may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are paid, in each case to the extent provided in the award agreement.

Cash Awards.    Under the 2019 Plan, the board of directors has the right to grant cash-based awards including awards subject to performance conditions.

Performance Conditions.    Our board of directors will specify that the degree of granting, vesting and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more performance measures established by the board of directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures, and which may be determined (to the extent applicable) pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the board of directors: (1) earnings per share, (2) return on average equity or average assets with respect to a pre-determined peer group, (3) earnings, (4) earnings growth, (5) organic revenue growth, (6) revenues, (7) expenses, (8) stock price, (9) market share, (10) return on sales, assets, equity or investment, (11) regulatory compliance, (12) improvement of financial ratings, (13) achievement of balance sheet or income statement objectives, (14) economic value added, (15) total shareholder return, (16) net operating profit after tax, (17) pre-tax or after-tax income, (18) cash flow, (19) margin or (20) such other goals established by the board of directors. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The board of directors may adjust such performance measures to exclude any one or more of (i) nonrecurring or unusual gains or losses, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs, or (vii) such other factors as the board of directors may determine. Such performance measures: (A) may vary by participant and may be different for different awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and (C) may cover such period as may be specified by the board of directors. Subject to the terms of the 2019 Plan, our board of directors may adjust the cash or number of shares payable pursuant to a performance award, and the board of directors may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or

PerkinElmer • 2019 Proxy Statement    83

disability of the participant or a change in control of the Company. The Company believes that disclosure of any further details concerning the performance measures for any particular year may be confidential commercial or business information, the disclosure of which would adversely affect the Company.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our board of directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the participant and the permitted transferee have, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

Eligibility to Receive Awards

All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the 2019 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

No Rights as a Stockholder; Clawback

No participant shall have any rights as a shareholder with respect to any shares of common stock to be issued with respect to an award granted under the 2019 Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the 2019 Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

Plan Benefits

As of March 6, 2019, approximately 12,500 persons were eligible to receive awards under the 2019 Plan, including the Company’s 9 executive officers and 8 non-employee directors. The granting of awards under the 2019 Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group.

On March 6, 2019 the last reported sale price of the Company common stock on the NYSE was $93.37.

Administration

The 2019 Plan will be administered by our board of directors. Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2019 Plan that it deems advisable and to construe and interpret the provisions of the 2019 Plan and any award agreements entered into under the 2019 Plan. Our board of directors may correct any defect, supply any omission or reconcile any inconsistency in the 2019 Plan or any

84    PerkinElmer • 2019 Proxy Statement

award. All actions and decisions by our board of directors with respect to the 2019 Plan and any awards made under the 2019 Plan will be made at our board of directors’ discretion and will be final and binding on all persons having or claiming any interest in the 2019 Plan or in any award.

Pursuant to the terms of the 2019 Plan, our board of directors may delegate any or all of its powers under the 2019 Plan to one or more committees or subcommittees of our board of directors. The board of directors has authorized the Committee to administer certain aspects of the 2019 Plan, including the granting of awards to executive officers. Awards granted to non-employee directors must be granted and administered by a committee of the board of directors, all of the members of which are independent directors as defined by Section 303A.02 or any successor provision of the NYSE Listed Company Manual.

Subject to any applicable limitations contained in the 2019 Plan, the board of directors, the Committee, or any other committee to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Each award under the 2019 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our board of directors need not treat participants uniformly. Our board of directors will determine the effect on an award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The board of directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our board of directors, to (i) the number and class of securities available under the 2019 Plan, (ii) the share counting rules set forth in the 2019 Plan, (iii) the sublimits contained in the 2019 Plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share- and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vii) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2019 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our board of directors’ approval) arising out of any act or omission to act concerning the 2019 Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards.    Except as otherwise provided under the 2019 Plan with respect to repricing outstanding stock options or SARs, our board of directors may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our board of directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2019 Plan or the change is otherwise permitted under the terms of the 2019 Plan in connection with a change in capitalization or reorganization event.

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Reorganization Events

The 2019 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2019 Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

Provisions Applicable to Awards Other than Restricted Stock.    Under the 2019 Plan, if a reorganization event occurs, our board of directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our board of directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that such awards held by the participant, to the extent unvested, will be forfeited immediately before the reorganization event and/or that all of such awards held by the participant, to the extent unexercised, will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to such awards held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, (5) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. In the case of any such award that is subject to Section 409A of the Code, our board of directors may consider the effect of any of the above actions under Section 409A. Our board of directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically.

Provisions Applicable to Restricted Stock.    Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our board of directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

The board of directors may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2019 Plan to

86    PerkinElmer • 2019 Proxy Statement

recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment or Termination

If we receive shareholder approval of the 2019 Plan, no award may be granted under the 2019 Plan after April 23, 2029, but awards previously granted may extend beyond that date. Our board of directors may amend, suspend or terminate the 2019 Plan or any portion of the 2019 Plan at any time, except that no amendment that would require shareholder approval under the rules of the NYSE may be made effective unless and until such amendment has been approved by our shareholders. If the NYSE does not have rules regarding when shareholder approval of amendments to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the 2019 Plan materially increasing the number of shares authorized under the plan, expanding the types of awards that may be granted under the plan, or materially expanding the class of participants eligible to participate in the plan, will be effective unless and until the Company’s shareholders approve such amendment. If at any time the approval of our shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our board of directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2019 Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2019 Plan at the time the amendment is adopted, provided that our board of directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2019 Plan. No award will be made that is conditioned on shareholder approval of any amendment to the 2019 Plan unless the award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such shareholder approval.

If shareholders do not approve the adoption of the 2019 Plan, the 2019 Plan will not go into effect, and the Company will not grant any awards under the 2019 Plan. In this event, the board of directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2019 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the

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option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights.    A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.    A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the 2019 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company.    There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PERKINELMER, INC. 2019 INCENTIVE PLAN.

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OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership, and reports of changes in ownership, with the Securities and Exchange Commission and the NYSE. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements for fiscal 2018 on a timely basis.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2020 annual meeting of shareholders, and to be included in our proxy statement and form of proxy in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals should be addressed to the Secretary of PerkinElmer, and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 14, 2019.

Shareholders who wish to nominate a director for election at the 2020 annual meeting, or who wish to present a proposal at the 2020 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 8, 2020, or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 3, 2020 or has not been held by June 22, 2020, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2020 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Our By-laws also permit a shareholder, or group of up to 20 shareholders, who have owned continuously for at least three years a number of our shares that constitutes at least 3% of the voting power of our outstanding shares, to nominate and include in our proxy materials for the 2020 annual meeting, director nominees constituting up to the greater of two individuals or 20% of our board of directors, provided that the shareholder(s) and the nominee(s) satisfy the requirements specified in our By-laws. In order to be timely under our By-laws, notice of such a “proxy access” nomination for the 2020 annual meeting must be received in writing by the Secretary of PerkinElmer at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no earlier than November 25, 2019 and no later than December 25, 2019; provided that if our annual meeting is held earlier than April 3, 2020 or

PerkinElmer • 2019 Proxy Statement    89

has not been held by June 22, 2020, then such notice must be received in writing by our Secretary no later than the later of (A) the 120th day before the annual meeting and (B) the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first.

By Order of the Board of Directors,

ROBERT F. FRIEL Chairman and Chief Executive Officer

Waltham, Massachusetts

March 13, 2019

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APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items which result from facts and circumstances that vary in frequency and impact on continuing operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance, and comparing this performance to our peers and competitors.

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share including revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules, and excluding discontinued operations, amortization of intangible assets, other purchase accounting adjustments, acquisition and divestiture-related expenses, significant litigation matters, disposition of businesses and assets, net, and restructuring and contract termination charges. We also exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measure. We also adjust for any tax impact related to the above items, and exclude the impact of significant tax events. We use the related term “adjusted EPS growth” to refer to the measure of comparing current period adjusted EPS with the corresponding period of the prior year.

We use the term “core organic revenue” to refer to GAAP revenue excluding EUROIMMUN, excluding the effect of foreign currency changes and including acquisitions growth from the comparable time period, and including purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules. We also exclude the impact of sales from divested businesses by deducting the effects of divested business revenue from the current and prior periods. We use the related term “core organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year.

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets.

Management includes or excludes the effect of each of the items identified below in the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•

Amortization of intangible assets—purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•	Revenue from contracts acquired in acquisitions that will not be fully recognized due to accounting rules—accounting rules require us to account for the fair value of revenue from

PerkinElmer • 2019 Proxy Statement    A-1

contracts assumed in connection with our acquisitions. As a result, our GAAP results reflect the fair value of those revenues, which is not the same as the revenue which otherwise would have been recorded by the acquired entity. We include such revenue in our non-GAAP measures because we believe the fair value of such revenue does not accurately reflect the performance of our ongoing operations for the period in which such revenue is recorded.

•

Other purchase accounting adjustments—accounting rules require us to adjust various balance sheet accounts, including inventory and deferred rent balances to fair value at the time of the acquisition. As a result, the expenses for these items in our GAAP results are not the same as what would have been recorded by the acquired entity. Accounting rules also require us to estimate the fair value of contingent consideration at the time of the acquisition, and any subsequent changes to the estimate or payment of the contingent consideration and purchase accounting adjustments are charged to expense or income. We exclude the impact of any changes to contingent consideration from our non-GAAP measures because we believe these expenses or benefits do not accurately reflect the performance of our ongoing operations for the period in which such expenses or benefits are recorded.

•

Acquisition and divestiture-related expenses—we incur legal, due diligence, stay bonuses, interest expense, foreign exchange gains and losses, significant acquisition integration expenses and other costs related to acquisitions and divestitures. We exclude these expenses from our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•

Restructuring and contract termination charges—restructuring and contract termination expenses consist of employee severance and other exit costs as well as the cost of terminating certain lease agreements or contracts. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are reported.

•

Adjustments for mark-to-market accounting on post-retirement benefits—we exclude adjustments for mark-to-market accounting on post-retirement benefits, therefore only our projected costs have been used to calculate our non-GAAP measures. We exclude these adjustments because they do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure.

•

Significant litigation matters—we incur expenses related to significant litigation matters. Management does not believe such charges accurately reflect the performance of our ongoing operations for the periods in which such charges are incurred.

•

Disposition of businesses and assets, net—we exclude the impact of gains and losses from the disposition of businesses and assets from our adjusted earnings per share. Management does not believe such gains or losses accurately reflect the performance of our ongoing operations for the period in which such gains or losses are reported.

•

Impact of significant tax events—we exclude the impact of significant tax events, such as the Tax Cuts and Jobs act of 2017. Management does not believe the impact of significant tax events accurately reflects the performance of our ongoing operations for the periods in which the impact of such events were recorded.

#  #  #

The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions and divestitures, significant litigation matters, adjustments for mark-to-market accounting on post-retirement benefits, disposition of businesses and assets, net, restructuring and

A-2    PerkinElmer • 2019 Proxy Statement

contract termination charges, and the revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision. The tax effect for the impact from foreign currency exchange rates on the current period is calculated based on the average rate currently in effect to determine our tax provision.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this proxy statement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above is also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

Reconciliation	of Non-GAAP Financial Measures

A tabular reconciliation of the non-GAAP financial measures listed above to the most comparable GAAP financial measures is set forth here:

	Twelve Months Ended

	December 30, 2018	December 31, 2017
Adjusted EPS (1):

GAAP EPS	$2.13	$2.64

Discontinued operations, net of income taxes	0.0	1.22

GAAP EPS from continuing operations	2.13	1.42

Amortization of intangible assets	1.22	0.66

Purchase accounting adjustments	0.31	0.08

Significant litigation matter	0.05	0.02

Acquisition and divestiture-related expenses	0.14	(0.08)

Disposition of businesses and assets, net	(0.12)	0.00

Mark to market on postretirement benefits	0.19	(0.02)

Restructuring and contract termination charges, net	0.10	0.11

Tax on above items	(0.40)	(0.27)

Impact of tax act	(0.02)	0.96

Adjusted EPS	$3.61	$2.90

Adjusted EPS growth	24%

PerkinElmer • 2019 Proxy Statement    A-3

Twelve months ended December 30, 2018
Core organic revenue growth:

Reported revenue growth	23%

Less: effect of foreign exchange rates	1%

Less: effect of acquisitions including purchase accounting adjustments and impact of divested businesses	14%

Less: effect of EUROIMMUN	1%

Core organic revenue growth	7%

	Twelve Months Ended

	December 30, 2018	December 31, 2017
Adjusted R&D expense (1):	(In millions)

R&D expense	$194.0	$139.5

Amortization of intangible assets	(7.9)	(0.3)

Adjusted R&D expense	$186.1	$139.1

(1)	amounts may not sum due to rounding

A-4    PerkinElmer • 2019 Proxy Statement

APPENDIX B

PERKINELMER, INC. 2019 INCENTIVE PLAN

PERKINELMER, INC.

2019 INCENTIVE PLAN

1.	Purpose

The purpose of this 2019 Incentive Plan (the “Plan”) of PerkinElmer, Inc., a Massachusetts corporation (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.	Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company, as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form, are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.	Administration and Delegation

(a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”).

(c)    Independent Committee.    During such time as the common stock, $1.00 par value per share, of the Company (the “Common Stock”) is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board shall appoint a Committee of not less than two members, each member of which shall be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “independent director” as defined by Section 303A.02 or any successor

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provision of the New York Stock Exchange (“NYSE”) Listed Company Manual. All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(d)    Delegation of Granting Authority.    For the sake of clarity, to the extent permitted by applicable law, the Board may delegate to one or more Committees of the Board the power to grant Options and other Awards (subject to any limitations under the Plan) to employees of the Company as well as consultants and advisors to the Company (as such terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act or any successor form) and to exercise such other powers under the Plan as the Board may determine; provided, that, for any Committee other than a Committee appointed pursuant to Section 3(c) above, the Board shall fix the terms of the Awards to be granted by any such Committee (including the exercise price of the Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that such Committee may grant; and provided further, that only the Board or a Committee appointed pursuant to Section 3(c) above shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(e)    Awards to Non-Employee Directors.    Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 or any successor provision of the NYSE Listed Company Manual.

4.	Stock Available for Awards

(a)    Number of Shares; Share Counting.

(1)    Authorized Number of Shares.    Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to such number of shares of Common Stock as is equal to the sum of:

(A)    6,250,000 shares of Common Stock; plus

(B)    such additional number of shares of Common Stock (up to 2,502,900 shares) as is equal to the number of shares of Common Stock subject to awards granted under the Company’s 2009 Incentive Plan, as amended (the “Existing Plan”) which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations of the Code). For the avoidance of doubt, to the extent a share that was subject to an award granted under the Existing Plan that counted as one share is returned to the Plan pursuant to this Section 4(a)(1)(B), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an award granted under the Existing Plan that counted as two shares is returned to the Plan pursuant to this Section 4(a)(1)(B), each applicable share reserve will be credited with two shares.

(2)    Share Counting.    For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Sections 4(b)(1) and 4(b)(2):

(A)    all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits contained in Sections 4(b)(1) and 4(b)(2); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

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(B)    all shares of Common Stock covered by RSUs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits contained in Sections 4(b)(1) and 4(b)(2); provided, however, that RSUs that may be settled only in cash shall not be so counted;

(C)    if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan and against the sublimits contained in Sections 4(b)(1) and 4(b)(2) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(D)    shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(E)    shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)    Sublimits.    Subject to adjustment under Section 10, the following sublimits on the number of shares subject to Awards shall apply:

(1)    Per-Participant Limit.    The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 800,000 per calendar year, except that for the calendar year in which falls either (A) the date on which a Participant’s employment at the Company commences or (B) the effective date of a Participant’s promotion to a more senior position within the Company (as determined in the discretion of the Board), the maximum number of shares of Common Stock with respect to which Awards may be granted under the Plan in such calendar year to such a newly hired or newly promoted Participant shall be 1,500,000. In addition to the foregoing annual grant limits for Awards settleable in Common Stock, no single Participant may in any calendar year receive a payment in excess of $15,000,000 pursuant to a Performance Award under the Plan payable in cash. Of the $15,000,000 annual cash limit, the maximum payment which may be made to any single Participant in any calendar year pursuant to a cash-based annual bonus Performance Award under the Plan shall not exceed $5,000,000, and the maximum payment which may be made to any single Participant in any calendar year pursuant to a cash-based long-term incentive Performance Award under the Plan shall not exceed $10,000,000 for each calendar year of a multi-year Award.

(2)    Limit on Awards to Non-Employee Directors.    The maximum number of shares of Common Stock subject to Awards that may be granted to any individual non-employee director under the Plan shall be 50,000 per calendar year. The maximum amount of cash compensation paid in any calendar year to any individual non-employee director shall not exceed $500,000 in the case of an incumbent director or $750,000 in the case of the Chairman of the Board. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

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(c)    Substitute Awards.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

5.	Stock Options

(a)    General.    The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option, and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b)    Incentive Stock Options.    An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of PerkinElmer, Inc., any of PerkinElmer Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)    Exercise Price.    The Board shall establish the exercise price of each Option or the formula by which such exercise price shall be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value of the Common Stock on such future date. The Board has discretion to determine the Fair Market Value of the Common Stock for purposes of the Plan, and all Awards are conditioned on the Participants’ agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)    Exercise of Options.    Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full of the exercise price (in the manner specified in Section 5(f)) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)    in cash or by check, payable to the order of the Company;

(2)    except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and

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unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)    to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)    to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value of the Common Stock on the date of exercise;

(5)    to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price; or

(6)    by any combination of the above permitted forms of payment.

(g)    Limitation on Repricing.    Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current Fair Market Value of the Common Stock, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.

(h)    No Reload Options.    No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)    No Dividend Equivalents.    No Option shall provide for the payment or accrual of dividend equivalents.

6.	Stock Appreciation Rights

(a)    General.    The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)    Measurement Price.    The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value of the Common Stock on such future date.

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(c)    Duration of SARs.    Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)    Exercise of SARs.    SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)    Limitation on Repricing.    Unless such action is approved by the Company’s shareholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current Fair Market Value of the Common Stock, or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.

(f)    No Reload SARs.    No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g)    No Dividend Equivalents.    No SAR shall provide for the payment or accrual of dividend equivalents.

7.	Restricted Stock; RSUs

(a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“RSUs”).

(b)    Terms and Conditions for Restricted Stock and RSUs.    The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)    Additional Provisions Relating to Restricted Stock.

(1)    Dividends.    Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless otherwise provided by the Board. Unless otherwise provided by the Board, if any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Common Stock other than an ordinary cash dividend, the shares, cash or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2)    Stock Certificates.    The Company may require that any stock certificates issued in respect to shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if

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the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)    Additional Provisions Relating to RSUs.

(1)    Settlement.    Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the Fair Market Value of the Common Stock of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).

(2)    Voting Rights.    A Participant shall have no voting rights with respect to any RSUs.

(3)    Dividend Equivalents.    The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock, and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

8.	Other Stock-Based and Cash-Based Awards

(a)    General.    The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b)    Terms and Conditions.    Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

(c)    Dividend Equivalents.    The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or shares of Common Stock, and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid, in each case to the extent provided in the Award agreement. No interest will be paid on Dividend Equivalents.

9.	Performance Awards.

(a)    Grants.    Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b)    Performance Measures.    The Board shall specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined (to the extent applicable) pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: (1) earnings per share, (2) return on average equity or average assets with

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respect to a pre-determined peer group, (3) earnings, (4) earnings growth, (5) organic revenue growth, (6) revenues, (7) expenses, (8) stock price, (9) market share, (10) return on sales, assets, equity or investment, (11) regulatory compliance, (12) improvement of financial ratings, (13) achievement of balance sheet or income statement objectives, (14) economic value added, (15) total shareholder return, (16) net operating profit after tax, (17) pre-tax or after-tax income, (18) cash flow, (19) margin or (20) such other goals established by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may adjust such performance measures to exclude any one or more of (i) non-recurring or unusual gains or losses, (ii) gains or losses on the dispositions of discontinued operations, (iii) the cumulative effects of changes in accounting principles, (iv) the writedown of any asset, (v) fluctuation in foreign currency exchange rates, (vi) charges for restructuring and rationalization programs, or (vii) such other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and (z) may cover such period as may be specified by the Board.

(c)    Adjustments.    Subject to the terms of the Plan, the Board may adjust the cash or number of shares payable pursuant to any Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the Participant or a change in control of the Company.

10.	Adjustments for Changes in Common Stock and Certain Other Events

(a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)    Reorganization Events.

(1)    Definition.    A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted

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Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of such Awards held by the Participant, to the extent unvested, will be forfeited immediately prior to the consummation of such Reorganization Event and/or that all of such Awards held by the Participant, to the extent unexercised, will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that such Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to such Awards held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, such Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In the case of any such Award subject to Section 409A, the Board may consider the effect of any of the above actions under Section 409A; provided, however, that the determination of the Board shall in all cases be subject to the second paragraph of Section 12(g). In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B)    For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3)    Consequences of a Reorganization Event on Restricted Stock.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for

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forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.	General Provisions Applicable to Awards

(a)    Transferability of Awards.    Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.

(d)    Withholding.    The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a Fair Market Value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a Fair Market Value equal to the maximum individual statutory rate of

B-10    PerkinElmer • 2019 Proxy Statement

tax) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e)    Amendment of Award.    Except as otherwise provided in Section 5(g) and 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)    Acceleration.    The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

12.	Miscellaneous

(a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)    No Rights As Shareholder; Clawback.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c)    Effective Date and Term of Plan.    The Plan shall become effective on the date the Plan is approved by the Company’s shareholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the date that the Plan is adopted by the Board or the Effective Date, whichever is earlier, but Awards previously granted may extend beyond that date.

(d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) no amendment that would require shareholder approval under the rules of the NYSE may be made effective unless and until the Company’s shareholders approve such amendment; and (ii) if the NYSE does not have rules regarding when shareholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s shareholders approve such amendment. In addition, if at any time, the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or

PerkinElmer • 2019 Proxy Statement    B-11

any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (1) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such shareholder approval.

(e)    Authorization of Sub-Plans.    The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)    Non U.S. Employees.    Awards may be granted to Participants who are non-U.S. citizens or residents employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants employed in the United States as may, in the judgment of the Board, be necessary or desirable in order to recognize differences in local law or tax policy. The Board also may impose conditions on the exercise or vesting of Awards in order to minimize the Board’s obligation with respect to tax equalization for Participants on assignments outside their home country. The Board may approve such supplements to or amendments, restatements or alternative versions of the Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan.

(g)    Compliance with Section 409A of the Code.    If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with the termination of his or her employment constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i), in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section.

(h)    Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the

B-12    PerkinElmer • 2019 Proxy Statement

Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts.

PerkinElmer • 2019 Proxy Statement    B-13

Our annual meeting of shareholders will be held at 8:00 a.m. on Tuesday, April 23, 2019, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27A/B. Take Exit 27B Totten Pond Road/Winter Street, going underneath the bridge and exit to the right. At lights, turn right onto Wyman Street. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it bears right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B Winter Street. When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27A/B (Totten Pond Road/Waltham). Take Exit 27B (Totten Pond/Winter Street) and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

PERKINELMER, INC.

940 WINTER STREET

WALTHAM, MA 02451-1457

APPENDIX C

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the meeting date.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

M98937-P72139-Z67028

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PERKINELMER, INC. The Board of Directors recommends you vote FOR the following proposals:

1.	To elect eight nominees for director for terms of one year each:	For	Against	Abstain

1a.	Peter Barrett	☐	☐	☐

1b.	Samuel R. Chapin	☐	☐	☐

1c.	Robert F. Friel	☐	☐	☐

1d.	Sylvie Grégoire, PharmD	☐	☐	☐

1e.	Alexis P. Michas	☐	☐	☐

1f.	Patrick J. Sullivan	☐	☐	☐

1g.	Frank Witney, PhD	☐	☐	☐

1h.	Pascale Witz	☐	☐	☐

		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year.	☐	☐	☐

3.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐

4.	To approve the PerkinElmer, Inc. 2019 Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

NOTE: The proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

C-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M98938-P72139-Z67028

PERKINELMER, INC.

Annual Meeting of Shareholders

April 23, 2019 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert F. Friel and Joel S. Goldberg, and each of them, proxies with power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 23, 2019, at 8:00 AM, and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, FOR the approval of our executive compensation, and FOR the approval of the PerkinElmer, Inc. 2019 Incentive Plan.

Continued and to be signed on reverse side